Exhibit 10.1
TRANSACTION IMPLEMENTATION AGREEMENT
DATED 21 MARCH 2011
Cash Converters International Limited
AND
EZCORP, Inc.

THIS AGREEMENT is made on 21 March 2011
BETWEEN:
(1)	EZCORP, Inc, a company incorporated in the State of Delaware, USA and having its corporate headquarters in Austin, Texas, USA (EZCORP); and

(2)	Cash Converters International Limited ACN 069 141 546 of Level 18, 37 St Georges Terrace, Perth WA, Australia (CCV).
BACKGROUND:
(A)	EZCORP currently holds 124,418,000 CCV Shares (equivalent to 32.76% of CCV’s issued share capital) and has agreed that it (or at its election, the Nominated Subsidiary) will acquire 30% of the outstanding CCV Shares held by each person other than EZCORP (constituting approximately 76,603,000 CCV Shares in the aggregate) by means of the Scheme on the terms set out in this agreement. Upon implementation of the Scheme, EZCORP will hold a total of approximately 201,021,000 CCV shares (equivalent to 52.93% of CCV’s issued share capital).

(B)	Before the Scheme Meeting, EZCORP and CCV intend to enter into the Joint Venture Agreements (which are conditional upon implementation of the Scheme) under which they will jointly establish Global JV and Americas JV.

(C)	This agreement is entered into to record and give effect to the terms and conditions on which EZCORP and CCV propose to implement the Scheme.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions

In this agreement:

Accounting Standards means the Australian accounting standards made under the Corporations Act and generally accepted accounting principles and practices in Australia which are not inconsistent with those standards;

ASIC means the Australian Securities and Investments Commission;

Americas JV means an incorporated joint venture to be established by EZCORP and CCV on the terms of the relevant Joint Venture Agreement to develop a business similar to the CCV business (using the Joint Venture Assets, Joint Venture Contracts and Joint Venture Intellectual Property Rights transferred to Americas JV by members of the CCV Group) in all geographical areas within North America and South America (including, for the sake of clarity, Central America and the Caribbean);

Associate has the meaning given in section 12 of the Corporations Act;

ASX means ASX Limited or the Australian Securities Exchange, as the context requires;

ASX Listing Rules means the official listing rules of the ASX;

Authority means:
(a)	any government or governmental, semi-governmental or local authority and any department, office, minister, commission, board, delegate or agency of any such government or authority;

(b)	any judicial or administrative entity or authority; and

(c)	any other authority, commission, board, agency or other entity established or having power under statute or the listing rules of any recognised securities exchange including for the avoidance of doubt the UK Takeover Panel;
Business Day means a day on which banks are generally open for business in Perth and Sydney, excluding a Saturday, Sunday or public holiday;

CCV Board means the board of directors of CCV;

CCV Due Diligence Information means all non-public information in relation to the CCV Group provided by CCV and its Representatives to EZCORP and its Representatives subject to the terms of the Confidentiality Agreement;

CCV EPR Plan means the CCV Group Executive Performance Rights Plan approved by CCV Shareholders at CCV’s 2010 annual general meeting on 30 November 2010;

CCV Group means CCV and its related entities;

CCV Indemnified Parties means CCV and its Representatives;

CCV Information means all information included in the Scheme Booklet other than the EZCORP Information;

CCV Material Adverse Change means any event, matter or circumstance which individually, or when aggregated with all such other events, matters or circumstances:
(a)	results in or could reasonably be expected to result in (now or at any time in the future) a diminution in the consolidated net assets of the CCV Group of an amount of $17 million or more or a reduction in any financial year in the consolidated earnings before interest, tax, depreciation and amortisation of the CCV Group of an amount of $4.5 million or more; or

(b)	otherwise has or could reasonably be expected to have (now or at any time in the future) a material adverse effect on the business, assets, liabilities, financial or trading position, profitability or prospects of the CCV Group taken as a whole;
other than an event, matter or circumstance :
(i)	the occurrence of which is required to be procured by CCV pursuant to this agreement or the Scheme; or

(ii)	agreed to by EZCORP in writing.
CCV Permitted Dividends means the fully franked interim dividend of $0.0175 per CCV Share declared on 21 February 2011, payable on or about 31 March 2011;

CCV Prescribed Occurrence means any of the following:

(a)	CCV converts all or any of its shares into a larger or smaller number of shares;

(b)	any member of the CCV Group (other than a direct or indirect wholly-owned subsidiary of CCV) resolves to reduce its share capital in any way or reclassifies, redeems or repurchases directly or indirectly any of its shares;

(c)	any member of the CCV Group (other than a direct or indirect wholly-owned subsidiary of CCV) enters into a buy-back agreement or resolves to approve the terms of a buy-back agreement under the Corporations Act;

(d)	any member of the CCV Group issues shares or securities convertible into shares, or grants an option over its shares or securities convertible into shares, or agrees to make such an issue or grant such an option, other than to a member of the CCV Group;

(e)	a modification of any of the rights attaching to any shares or other securities in any member of the CCV Group (including equity securities, debt securities and convertible securities);

(f)	an amendment of the terms of issue of any option or right to acquire any shares or other securities in any member of the CCV Group (including equity securities, debt securities and convertible securities);

(g)	any member of the CCV Group (other than a direct or indirect wholly-owned subsidiary of CCV) declares, pays or distributes any dividend, bonus or other share of its profits or assets or returns any capital to its members other than a Permitted Dividend;

(h)	any member of the CCV Group amends or proposes to amend its constitution;

(i)	any member of the CCV Group acquires or disposes of, or offers, proposes or announces a bid or tender for, any business, asset, joint venture interest, entity or undertaking the value of which exceeds $2 million, or any businesses, assets, joint venture interests, entities or undertakings the aggregate value of which exceeds $5 million;

(j)	any member of the CCV Group disposes of, or grants any licences or rights in relation to, any asset or entity which is to be transferred, licensed or granted to the Global JV or the Americas JV under the Joint Venture Agreements or pursuant to any agreements to be entered into pursuant to the Joint Venture Agreements;

(k)	any member of the CCV Group creates or agrees to create any Encumbrance over the whole or any part of its assets or undertaking other than an Encumbrance arising in the ordinary and usual course of business;

(l)	an order or application is made or a resolution is passed for the winding up of any member of the CCV Group;

(m)	an administrator, liquidator, provisional liquidator, receiver or receiver and manager is appointed in respect of any member of the CCV Group or the whole or any part of the assets or undertaking of any member of the CCV Group, or any member of the CCV Group executes a deed of company arrangement;

(n)	any member of the CCV Group ceases to carry on business or is deregistered under the Corporations Act or any other applicable law;

(o)	any member of the CCV Group incurs or pays on account of material capital expenditure which is not committed at the date of this agreement as fairly disclosed in writing by CCV to EZCORP before the date of this agreement;

(p)	any member of the CCV Group increases the aggregate level of its borrowings or liabilities as at the date of this agreement (except for drawing on existing facilities not exceeding $500,000 or borrowings from, or liabilities to, another member of the CCV Group) or guarantees, indemnifies or provides security for the obligations of any person or entity other than obligations owed by one member of the CCV Group to another member of the CCV Group;

(q)	any member of the CCV Group makes any loans, advances or capital contributions to, or investment in, any other entity, other than a loan or investment by the relevant member of the CCV Group in another member of the CCV Group;

(r)	any member of the CCV Group enters into any operating leases in excess of $100,000;

(s)	any member of the CCV Group pays, discharges or satisfies an amount in excess of $100,000 in any one case or $1 million in aggregate any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against the Financial Statements;

(t)	any member of the CCV Group enters into a contract or commitment restraining any member of the CCV Group from competing with any person or conducting activities in any market;

(u)	any member of the CCV Group adopts, terminates or amends any employee benefit plan (including the CCV EPR Plan) or the terms of any grant made under such plan, or makes any contribution to such plan (other than regularly scheduled contributions); or

(v)	any member of the CCV Group agrees or announces an intention to take any of the actions referred to in the foregoing paragraphs;
provided that a CCV Prescribed Occurrence will not include:
(i)	anything required to be done or procured by CCV pursuant to, or is otherwise expressly contemplated by, this agreement, the Scheme or the Joint Venture Agreements; or

(ii)	anything that has been agreed to by EZCORP in writing;
CCV Share means a fully paid ordinary share in the capital of CCV;

CCV Shareholder means a person who is registered in the Register as the holder of one or more CCV Shares from time to time;

CCV UK means Cash Converters UK Holdings PLC (Company No. 03228113) of Cash Converters House, Gentlemens Field, Ware, Hertfordshire, UK SG12 0EF;

CCV UK Dividend Access Share means a fully paid dividend access share in the capital of CCV UK;

CCV Unit means a stapled unit comprising a CCV Share and a CCV UK Dividend Access Share, as quoted on ASX and the LSE as at the date of this agreement;

Competing Proposal means any expression of interest, offer or proposal by a Third Party in respect of a transaction under which, if the transaction were completed, a person (whether alone or together with one or more Associates) would:
(a)	acquire a legal, equitable or economic interest or a Relevant Interest in 20% or more of all CCV Shares (including by way of issue of new CCV Shares);

(b)	acquire the whole or a substantial part of the business or assets of CCV or the CCV Group;

(c)	acquire control of CCV, within the meaning of section 50AA of the Corporations Act; or

(d)	otherwise acquire or merge with CCV (including by reverse takeover bid or scheme, or by establishing a dual listed company structure or stapled security structure) or through any other means having a similar economic effect;
Conditions mean the conditions precedent set out in clause 3.1;

Confidentiality Agreement means the confidentiality agreement entered into by EZCORP and CCV on 27 January 2011;

Controlled Entity means in respect of an entity, another entity controlled by it for the purposes of section 50AA of the Corporations Act;

Corporations Act means the Corporations Act 2001 (Cth);

Court means the Supreme Court of Western Australia or such other court of competent jurisdiction under the Corporations Act as EZCORP and CCV agree in writing;

DAS means the CCV dividend access scheme which was put in place by CCV in 1996 (through the issue of CCV UK Dividend Access Shares) to offer UK resident CCV Shareholders tax advantages similar to those available to Australian resident CCV Shareholders (although the tax advantages for UK resident CCV Shareholders were never available in practice due to changes in international tax laws following implementation of the dividend access scheme);

DAS Unwinding means the proposed unwinding of the DAS to separate CCV Shares from CCV UK Dividend Access Shares, as described in clause 4.4(b).

Deed Poll means the deed poll to be entered into by EZCORP in favour of the Scheme Shareholders in the form attached as Annex 2 (amended, if applicable, in accordance with clause 4.4(c)) or in such other form as EZCORP and CCV agree in writing;

Director means a director of CCV;

Effective means, when used in relation to the Scheme, the coming into effect pursuant to section 411(10) of the Corporations Act of the order of the Court made under section 411(4)(b) in relation to the Scheme;

Effective Date means the date the Scheme becomes Effective;

Encumbrance means any mortgage, fixed or floating charge, pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security, trust arrangement for the purpose of providing security, retention arrangement or other third party interest of any kind, and any agreement to create any of the foregoing;

Excluded Shares means any CCV Shares held by any member of the EZCORP Group or by any person on behalf of or for the benefit of any member of the EZCORP Group;
Excluded Shareholder means a person who is registered in the Register as the holder of one or more Excluded Shares as at the Record Date;

Exclusivity Period means the period starting on the date of this agreement and ending on the first to occur of:
(a)	termination of this agreement;

(b)	the Implementation Date; and

(c)	the Long Stop Date;
EZCORP Group means EZCORP and its Controlled Entities (other than members of the CCV Group);

EZCORP Indemnified Parties means EZCORP and its Representatives;

EZCORP Information has the meaning given in subclause 5.3(a);

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth);

First Court Date means the first day on which an application is made to the Court for an order under section 411(1) of the Corporations Act approving the convening of the Scheme Meeting;

FSA means the UK Financial Services Authority;

General Meeting means the general meeting of CCV Shareholders to be convened to consider the General Meeting Resolution;

General Meeting Resolution means the ordinary resolution to approve the matters referred to in clause 3.1(c);

Global JV means an incorporated joint venture to be established by EZCORP and CCV on the terms of the relevant Joint Venture Agreement to develop a business similar to the CCV business (using the Joint Venture Assets, Joint Venture Contracts and Joint Venture Intellectual Property Rights transferred to Global JV by members of the CCV Group) in all geographical areas outside of Australia, the UK, North America and South America;

GST has the meaning given in the GST Act;

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Headcount Test means the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the Scheme Resolution is passed at the Scheme Meeting by a majority in number of CCV Shareholders present and voting, either in person or by proxy;

Implementation Date means the date which is 5 Business Days after the Scheme Record Date, or such other date as EZCORP and CCV agree in writing;

Independent Director means a Director who is independent of EZCORP;

Independent Expert means the person appointed by CCV as independent expert to prepare the Independent Expert’s Report;
Independent Expert’s Report means the independent expert’s report prepared in relation to the Transaction;

Joint Venture Agreements means:
(a)	the Global JV Joint Venture Agreement; and

(b)	Americas JV Joint Venture Agreement,
in the form agreed and initialled by the parties for identification purposes, or in such other form as EZCORP and CCV agree in writing;

Joint Venture Assets means the assets to be transferred by the members of the CCV Group to Global JV or Americas JV under the Joint Venture Agreements or any agreements to be entered into pursuant to the Joint Venture Agreements, other than the Joint Venture Contracts and the Joint Venture Intellectual Property Rights;

Joint Venture Contracts means the contracts, instruments and other commitments to be transferred, novated or assigned by the members of the CCV Group to Global JV or Americas JV under the Joint Venture Agreements or any agreements to be entered into pursuant to the Joint Venture Agreements;

Joint Venture Intellectual Property Rights means the intellectual property rights to be transferred or licensed by the members of the CCV Group to Global JV or Americas JV under the Joint Venture Agreements or any agreements to be entered into pursuant to the Joint Venture Agreements;

Last Accounts Balance Date means 31 December 2010;

Last Accounts means the audit-reviewed but unaudited accounts for the CCV Group for the half year ended on the Last Accounts Balance Date;

Long Stop Date means 30 September 2011, or such later date as EZCORP and CCV agree in writing;

LSE means London Stock Exchange plc;

LSE Main Market means the LSE’s main market for listed securities;

Nominated Subsidiary means a direct or indirect wholly-owned subsidiary of EZCORP nominated by EZCORP by written notice to CCV no later than 5 Business Days prior to the lodgement of the Scheme Booklet with ASIC;

Nominee Directors means those directors other than the Independent Directors.

Prescribed Foreign Investor has the meaning given under section 17E of the FATA;

Protocol means the independent board committee protocols adopted by the Board with respect to the participation of Nominee Directors in deliberations relating to the Transaction.

Official List means the Official List maintained by the FSA;

Reference Rate means in relation to interest payable on any payment due under this agreement, the average bid rate displayed on the Reuters Screen BBSY for a 3 month term at or about 10.30 am on the first date on which interest accrues on that payment;
Register means the register of CCV Shares maintained on behalf of CCV in Australia by Computershare Investor Services Pty Limited ACN 078 279 277 and in the UK by Computershare Investor Services PLC;

Regulatory Conditions means the Conditions in subclauses 3.1(d) and 3.1(e);

Relevant Interest has the meaning given in the Corporations Act;

Representative means:
(a)	in relation to CCV, a member of the CCV Group, any director, officer or employee of any member of the CCV Group, and any financier, financial adviser, accounting adviser, auditor, legal adviser or technical or other expert adviser or consultant to any member of the CCV Group in relation to the Transaction; and

(b)	in relation to EZCORP, a member of the EZCORP Group, any director, officer or employee of any member of the EZCORP Group, and any financier, financial adviser, accounting adviser, auditor, legal adviser, or technical or other expert adviser or consultant to any member of the EZCORP Group in relation to the Transaction;
RG 60 means Regulatory Guide 60 issued by ASIC in December 2009, as amended;

Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between CCV and CCV Shareholders, in the form attached as Annex 1 (amended, if applicable, in accordance with clause 4.4(c), clause 5.2(m) and/or clause 5.2(n)), subject to any amendments made (or required by the Court under section 411(6) of the Corporations Act) and approved by EZCORP and CCV in writing;

Scheme Booklet means the explanatory memorandum and accompanying materials to be approved by the Court and sent to CCV Shareholders in advance of the Scheme Meeting;

Scheme Consideration means $0.91 in respect of each Scheme Share held by a Scheme Shareholder;

Scheme Meeting means the meeting of CCV Shareholders ordered by the Court to be convened pursuant to section 411(1) of the Corporations Act in respect of the Scheme;

Scheme Record Date means 5:00 pm on the date which is 5 Business Days after the Effective Date;

Scheme Resolution means the resolution to be put to CCV Shareholders at the Scheme Meeting to approve the Scheme;

Scheme Shareholder means a person (other than an Excluded Shareholder) who is registered in the Register as the holder of one or more Scheme Shares as at the Scheme Record Date;

Scheme Shares means 30% of the CCV Shares held by each Scheme Shareholder as at the Scheme Record Date, other than the Excluded Shares, as adjusted pursuant to clauses 3.4(a) and 3.4(b) of the Scheme;

Second Court Date means the first day on which the application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned for any reason prior to any substantive hearing of the application, the first day on which the adjourned application is heard;
Share Splitting means the splitting, directly or indirectly, by a holder of CCV Shares into two or more parcels of CCV Shares whether or not it results in any change in beneficial ownership of the CCV Shares;

Superior Proposal means a written bona fide Competing Proposal which the Independent Directors acting in good faith and after having first obtained written advice from CCV’s legal advisers determine is:
(a)	reasonably capable of being completed, taking into account all aspects of the Competing Proposal; and

(b)	more favourable to CCV Shareholders than the Scheme, taking into account all terms and conditions of the Competing Proposal;
Tax means any charge, tax, levy, impost or withholding having the character of taxation, wherever chargeable and however collected or recovered, imposed for support of national, federal, state, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross net income, profits or gains, taxes on receipts, sales, use, occupation, GST, value added taxes and social security taxes;

Timetable means the indicative timetable set out in Annex 3, subject to such amendments as EZCORP and CCV agree in writing or as are required by the Court;

Third Party means a person other than the EZCORP or its related entities;

Transaction means the Scheme and the transactions contemplated under the Joint Venture Agreements;

UK means the United Kingdom; and

USA means the United States of America.

1.2	References to specific terms
(a)	Insolvency

For the purposes of this agreement, a person is insolvent if:
(a)	an administrator, liquidator, provisional liquidator, receiver, receiver and manager or equivalent officer has been appointed in respect of that person or the whole or any part of its assets or undertaking;

(b)	an arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of that person;

(c)	an order or application has been made, or a resolution has been passed, for the winding up or dissolution of that person;

(d)	that person has stopped paying its debts as they fall due or is unable to pay its debts as they fall due; or

(e)	that person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction.
(f)	Related entities

For the purposes of this agreement, one entity is related to another if the first entity:
(i)	controls the second entity;

(ii)	is under the control of the second entity; or

(iii)	is under the control of a third entity that also controls the second entity, in each case for the purposes of section 50AA of the Corporations Act.
1.3	References to certain other words and terms

In this agreement:
(a)	any reference, express or implied, to any legislation in any jurisdiction includes:
(i)	that legislation as amended, extended or applied by or under any other legislation made before or after signature of this agreement;

(ii)	any legislation which that legislation re-enacts with or without modification; and

(iii)	any subordinate legislation made before or after signature of this agreement under that legislation, including (where applicable) that legislation as amended, extended or applied as described in subclause 1.3(a)(i), or under any legislation which it re-enacts as described in subclause 1.3(a)(ii);
(b)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated associations of persons;

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	the schedules and annexes form part of this agreement and a reference to a clause, subclause, schedule or annex is a reference to a clause, subclause, schedule or annex of or to this agreement;

(e)	subject to clause 18.2, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(f)	a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia; and

(g)	a reference to $, A$ or dollars is to Australian currency.

1.4	Rules of interpretation

In this agreement:
(a)	singular words include the plural and vice versa;

(b)	a word of any gender includes the corresponding words of any other gender;

(c)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(d)	general words must not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	nothing is to be construed adversely to a party just because that party put forward this agreement or the relevant part of this agreement; and

(f)	the headings do not affect interpretation.
1.5	Things required to be done other than on a Business Day

Unless otherwise indicated, if the day on which any act, matter or thing is to be done under this agreement is a day other than a Business Day, that act, matter or thing must be done on or by the next Business Day.

2.	AGREEMENT TO PROPOSE THE SCHEME

CCV agrees to propose the Scheme, and EZCORP agrees to assist CCV to propose the Scheme, on and subject to the terms of this agreement.

3.	CONDITIONS PRECEDENT TO THE SCHEME

3.1	Conditions

The Scheme will not become Effective, and the obligations of EZCORP under clause 4.2 are not binding, unless and until each of the following conditions precedent is satisfied or waived in accordance with clause 3.5:
(a)	the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act;

(b)	before 8:00 am on the Second Court Date, CCV Shareholders approve the Scheme at the Scheme Meeting by the requisite majorities as may be modified by the Court in accordance with section 411(4)(a)(ii)(A) of the Corporations Act;

(c)	before 8:00 am on the Second Court Date, CCV Shareholders approve the Joint Venture Agreements in accordance with Chapter 2E of the Corporations Act;

(d)	if EZCORP elects to use a Nominated Subsidiary under the Scheme and the Nominated Subsidiary is not a Prescribed Foreign Investor, before 8:00am on the Second Court Date the Treasurer of the Commonwealth of Australia either:

(i)	ceases to be empowered to make an order under the FATA in relation to the Transaction including the proposed acquisition by EZCORP of the Scheme Shares ; or

(ii)	gives written advice of a decision by or on behalf of the Treasurer stating (either unconditionally or on the basis of conditions which are reasonably acceptable to EZCORP) that there is no objection to the Transaction, including the acquisition by EZCORP of the Scheme Shares;
(e)	before 8:00am on the Second Court Date each of ASIC and ASX gives all approvals and consents, and takes such other steps, as EZCORP and CCV agree are necessary or desirable to implement the Transaction;

(f)	no Authority takes any action, or imposes any legal restraint or prohibition, to prevent implementation of the Transaction which remains in force at 8:00am on the Second Court Date;

(g)	no CCV Prescribed Occurrence occurs between the date of this agreement and 8:00am on the Second Court Date;

(h)	no CCV Material Adverse Change occurs between the date of this agreement and 8:00am on the Second Court Date;

(i)	the representations and warranties given by CCV in clause 10.1 are true and correct in all material respects as at the date of this agreement and, unless otherwise expressly stated, also as at 8:00 am on the Second Court Date, and no material breach of the undertakings given by CCV in clause 10.2 occurs between the date of this agreement and 8:00 am on the Second Court Date;

(j)	the representations and warranties given by EZCORP in clause 10.4 are true and correct in all material respects as at the date of this agreement and, unless otherwise expressly stated, also as at 8:00 am on the Second Court Date, and no material breach of the undertakings given by EZCORP in clause 10.5 occurs between the date of this agreement and 8:00am on the Second Court Date;

(k)	each of CCV and EZCORP has complied with its obligations under clause 9.1 of this agreement (by the times specified in that clause); and

(l)	by 14 May 2011 (or such later date as the parties agree in writing), either:
(i)	the DAS Unwinding has occurred; or

(ii)	both:
(A)	CCV and EZCORP have obtained all approvals, consents or permissions that may be required from any Authority to permit the Scheme to be proposed in respect of CCV Units rather than CCV Shares (in the manner contemplated by clause 4.4(f)), including without limitation written confirmation from the UK Takeover Panel that the UK Takeover Code does not apply to the offer to be made for the CCV Units; and

(B)	CCV has received legal advice from UK counsel (in a form satisfactory to EZCORP) to the effect that:

I.	no separate offer is required under UK laws or regulation (whether implemented by contractual takeover or scheme of arrangement) to effect or permit the transfer of CCV UK Dividend Access Shares to EZCORP as contemplated by clause 4.4(f); and

II.	CCV UK has the power under its constitution to effect such transfer of CCV UK Dividend Access Shares without any action, approval or consent by any third party.
3.2	Satisfaction of Conditions

Without prejudice to the obligations of the parties under clause 5 or any other provision of this agreement:
(a)	to the extent that it is within its power to do so, each party must use best endeavours to procure that the Conditions in subclauses 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(k) and 3.1(l) are satisfied;

(b)	CCV must use its best endeavours to procure that the Conditions in subclauses 3.1(g), 3.1(h) and 3.1(i) are satisfied; and

(c)	EZCORP must use its best endeavours to procure that the Conditions in subclauses 3.1(d) and 3.1(j) is satisfied.
3.3	Obligations in relation to Regulatory Conditions

Without limiting clause 3.2:
(a)	EZCORP and CCV must co-operate in good faith for the purposes of enabling the Regulatory Conditions to be satisfied and must consult with each other in advance regarding the process to be followed in seeking to satisfy the Regulatory Condition;

(b)	EZCORP and CCV must promptly make all notifications and applications to any Authority necessary to procure the satisfaction of the Regulatory Conditions and must give the other party a copy of those notifications and applications;

(c)	each of EZCORP and CCV must promptly:
(i)	give the other all information reasonably required by the other for the purpose of enabling the Regulatory Conditions to be satisfied; and

(ii)	give the Authorities referred to in subclause 3.3(b) all additional information required by those Authorities for the purposes of considering EZCORP’s and/or CCV’s applications (as the case may be).
3.4	Notifications

Each of EZCORP and CCV must:
(a)	keep the other informed of the steps it has taken to procure, and of any other progress made towards satisfaction of the Conditions;

(b)	promptly notify the other in writing if it becomes aware that any Condition has been satisfied; and

(c)	promptly notify the other in writing of a failure to satisfy a Condition or of any change or event of which it becomes aware that may lead to a Condition not being satisfied.
3.5	Waiver of Conditions

The Conditions in subclauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e) and 3.1(f) cannot be waived. Any breach or non-satisfaction of the other Conditions may be waived as follows:
(a)	any breach or non-satisfaction of the Conditions in subclauses 3.1(g), 3.1(h), 3.1(i) or 3.1(l) can only be waived by notice from EZCORP to CCV;

(b)	any breach or non-satisfaction of the Condition in subclause 3.1(j) can only be waived by notice from CCV to EZCORP; and

(c)	any breach or non-satisfaction of the Condition in subclause 3.1(k) can only be waived with the consent of both parties.
A party entitled to waive the breach or non-satisfaction of a Condition pursuant to this clause 3.5 may do so in its absolute discretion.
3.6	Effect of waiver

If a party waives a breach or non-satisfaction of a Condition, that waiver does not:
(a)	preclude the party waiving the Condition from suing the other party for any breach of this agreement resulting from the breach or non-satisfaction of that Condition or arising from the same event that gave rise to the breach or non-satisfaction of the Condition; or

(b)	constitute a waiver of any other Condition resulting from the same event or a waiver of a breach or non-satisfaction of that Condition resulting from any other event.
3.7	Consultations on failure to satisfy Conditions

If any event, matter or circumstance occurs that prevents or is reasonably likely to prevent any of the Conditions (other than the Condition in subclause3.1(a)) being satisfied as at 8.00 am on the date specified in the Timetable for the Second Court Date (and the breach or non-satisfaction of the Condition which would otherwise occur has not already been waived or cannot be waived) then EZCORP and CCV must consult in good faith with a view to determining whether to take any or all of the following steps:
(a)	agree to change the date specified for the Second Court Date in the Timetable to a later date and if necessary apply to the Court to adjourn to that later date any application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme; and

(b)	agree to change the Long Stop Date to a later date.
3.8	Termination

If any Condition has not been satisfied or waived in accordance with clause 3.5 by the Long Stop Date or if any event, matter or circumstance occurs that prevents any Condition from being satisfied, either EZCORP or CCV may give notice to the other terminating this agreement and in that event the provisions of clause 11.4 have effect.

3.9	Conditions for termination

EZCORP or CCV may only terminate this agreement under clause 3.8 if:
(a)	the relevant Condition is for the benefit of that party;

(b)	that party has fully complied with its obligations under this clause 3 and those obligations which are applicable to it under clause 5 at the date of termination; and
(i)	if clause 3.7 applies in respect of the relevant Condition, EZCORP and CCV have not agreed to take any of the steps referred to in that clause by the earlier of 8:00 am on the Second Court Date and 8:00 am on the date that is 5 Business Days after the date that both EZCORP and CCV became aware that consultations under that clause were required.
For the purposes of this clause 3.9 a Condition is for the benefit of a party if, under clause 3.5, it cannot be waived, it can be waived by consent of EZCORP and CCV or it can be waived by that party by notice to the other.

3.10	Certificate

If immediately prior to the commencement of the Court hearing on the Second Court Date all of the Conditions (other than the Condition in subclause 3.1(a)) have been satisfied or waived in accordance with the terms of this agreement, EZCORP and CCV must at the hearing provide the Court with a certificate confirming this.

4.	SCHEME

4.1	Overview

CCV agrees to propose a scheme of arrangement under Part 5.1 of the Corporations Act under which the Scheme Shares will be transferred to EZCORP (or where relevant, the Nominated Subsidiary), and the Scheme Shareholders will be entitled to receive the Scheme Consideration in accordance with this agreement and the Scheme.

4.2	Scheme Consideration

EZCORP covenants in favour of CCV (in its own right and as trustee or nominee on behalf of the Scheme Shareholders) that in consideration for the transfer to EZCORP (or where relevant, the Nominated Subsidiary) of each Scheme Share held by a Scheme Shareholder under the terms of the Scheme, it will:
(a)	before 5:00pm on the Business Day before the Implementation Date, and subject to the terms of the Scheme and the Deed Poll, deposit in cleared funds the Scheme Consideration for each Scheme Share held by each Scheme Shareholder on the Scheme Record Date into an Australian dollar denominated trust account operated by CCV (or its share registry) as trustee for the Scheme Shareholders to be held on trust for those Scheme Shareholders; and

(b)	accept the transfer of each Scheme Share on the Implementation Date.
4.3	Payment of Scheme Consideration

On the Implementation Date (subject to EZCORP having complied with clause 4.2(a)) CCV must (in accordance with the Scheme) pay to each Scheme Shareholder the Scheme Consideration payable to that Scheme Shareholder from the trust account referred to in clause 4.2(a). Any interest earned on the amount deposited by EZCORP under clause 4.3 will be for the account of EZCORP.
4.4	DAS Unwinding

The parties acknowledge and agree that:
(a)	as at the date of this agreement:
(i)	each CCV Share is contractually stapled to a CCV UK Dividend Access Share to form a CCV Unit; and

(ii)	CCV Units are quoted on ASX and the LSE Main Market;
(b)	as soon as practicable following the date of this agreement (and in any event before the Scheme Booklet is lodged with ASIC), CCV proposes to unwind the DAS by way of:
(i)	the compulsory acquisition by CCV of all CCV UK Dividend Access Shares under the mechanism set out in CCV UK’s constitution; and

(ii)	the removal of the CCV Units from:
(A)	quotation on ASX; and

(B)	admission to the Official List and from admission to trading on the LSE Main Market; and
(iii)	the:
(A)	re-quotation of the CCV Share component of those CCV Units on ASX (which shall be the primary quotation of such CCV Shares); and

(B)	admission of the CCV Share component of those CCV Units to the standard segment of the Official List and admission to the trading on the LSE Main Market;
(c)	if the DAS is unwound prior to the date of lodgement of the draft Scheme Booklet with ASIC pursuant to clause 5.2(e), then the Scheme will be proposed in respect of the Scheme Shares (as CCV Units will no longer exist following compulsory acquisition of the CCV UK Dividend Access Shares);

(d)	CCV and EZCORP agree that they will take all actions or steps which are necessary or desirable to unwind the DAS as set out in clause 4.4(b) including, the case of CCV, putting such resolutions to its shareholders as are required to approve any actions or steps in relation to such matters;

(e)	CCV and EZCORP will each cooperate with the UK Financial Services Authority and any other regulatory body to give effect to the terms of this clause 4.4 and to unwind the DAS; and

(f)	if the DAS is not unwound prior to the date of lodgement with ASIC pursuant to clause 4.4(b), then:

(i)	it is intended that the DAS Unwinding be deferred and that the Scheme will be proposed in respect of CCV Units rather than CCV Shares, and that this agreement, the Scheme and the Deed Poll be amended accordingly to reflect that EZCORP (or, where applicable, the Nominated Subsidiary) will acquire 30% of each Scheme Shareholder’s CCV Units rather than that proportion of their CCV Shares; and

(ii)	each of CCV and EZCORP will work together in good faith to promptly implement the amendment referred to in clause 4.4(f)(i).
5.	IMPLEMENTATION OF THE SCHEME

5.1	General obligations

Each of CCV and EZCORP must do everything reasonably necessary, including by procuring that its Representatives work in good faith and in a timely and co-operative manner with the other party and its Representatives, to implement the Scheme:
(a)	so far as reasonably practicable, in accordance with the Timetable; and

(b)	in accordance with all laws and regulations applicable in relation to the Scheme.
5.2	CCV’s specific obligations

Without limiting clause 5.1, CCV must:
(a)	prepare the Scheme Booklet, which must contain:
(i)	all information required under the Corporations Act and all other applicable laws, RG 60 and the ASX Listing Rules;

(ii)	a prominent statement that the Independent Directors unanimously recommend that CCV Shareholders vote in favour of the Scheme Resolution and the General Meeting Resolution in the absence of a Superior Proposal; and

(iii)	a prominent statement that the Independent Directors intend to vote in favour of the Scheme Resolution and the General Meeting Resolution all CCV Shares in which they have a Relevant Interest and over which they have power to control voting in the absence of a Superior Proposal;
(b)	promptly provide any assistance and information reasonably requested by the Independent Expert to enable it to promptly prepare the Independent Expert’s Report;

(c)	provide to EZCORP drafts of the Scheme Booklet in a timely manner, provide EZCORP with a reasonable opportunity to review those drafts and consider in good faith the reasonable comments of EZCORP and its Representatives when preparing revised drafts of the Scheme Booklet;

(d)	as soon as practicable after preparation of an advanced draft of the Scheme Booklet suitable for review by ASIC:
(i)	provide that draft to EZCORP; and

(ii)	procure that a meeting of the CCV Board is convened to consider that draft, and, if appropriate, approve it for submission to ASIC for review;

(e)	as soon as practicable after the approval of the CCV Board referred to in subclause 5.2(d) and receipt of the confirmation from EZCORP referred to in subclause 5.3(e), provide to ASIC a copy of the advanced draft of the Scheme Booklet as required by section 411(2) of the Corporations Act;

(f)	keep EZCORP reasonably informed of any matters raised by ASIC in relation to the Scheme Booklet, and use best endeavours, in co-operation with EZCORP, to resolve any such matters;

(g)	apply to ASIC for the production of a statement pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(h)	as soon as practicable after the end of the review by ASIC of the Scheme Booklet, procure that a meeting of the CCV Board is convened to consider the Scheme Booklet, and, if appropriate, approve it for lodgement with the Court and, subject to approval by the Court, for dispatch to CCV Shareholders;

(i)	apply to the Court for an order under section 411(1) of the Corporations Act directing CCV to convene the Scheme Meeting, and if the Court makes that order convene the Scheme Meeting in accordance with that order;

(j)	take all reasonable measures necessary to cause ASIC to register the explanatory statement relating to the Scheme;

(k)	take all steps necessary to convene the General Meeting in accordance with CCV’s constitution including, as required, despatching the notice of meeting and holding the General Meeting;

(l)	liaise with ASX and use its best endeavours to have ASX put in place special trading arrangements (whereby Scheme Shares are allocated a distinctive market quotation) with effect from the Scheme Record Date (or such other date or time as ASX determines is appropriate) to facilitate the identification (and transfer pursuant to this Scheme) of the Scheme Shares and the continued trading of the balance of their Scheme Holding (on a deferred settlement basis if required by ASX);

(m)	if required, amend clause 5 of the Scheme to reflect any special trading arrangements put in place by ASX as contemplated by clause 5.2(l) (and CCV will agree to the making of such amendments to the Scheme);

(n)	if a Nominated Subsidiary is nominated by EZCORP, make all necessary amendments to the Scheme such that, under the Scheme, the Scheme Shares will be transferred by the Scheme Shareholders to the Nominated Subsidiary rather than EZCORP and, if requested by EZCORP, clause 6 of the Scheme will be amended such that the Nominated Subsidiary will have the benefit of the warranties set out therein (and CCV will agree to the making of such amendments to the Scheme);

(o)	advise EZCORP if at any time before the Second Court Date, CCV becomes aware either:
(i)	of new information which, were it known at the time the Scheme Booklet was prepared should have been included in the Scheme Booklet; or

(ii)	that any part of the CCV Information in the Scheme Booklet is misleading or deceptive in any material respect (whether by omission or otherwise),

and, if CCV or EZCORP considers that supplementary disclosure is required, provide supplementary disclosure to CCV Shareholders;
(p)	comply with any reasonable request by EZCORP to give directions in accordance with Part 6C.2 of the Corporations Act and procure that its share registry provides to EZCORP, in the form reasonably requested by EZCORP, all information about the Scheme and CCV Shareholders (including the results of directions given by CCV under Part 6C.2 of the Corporations Act) which EZCORP reasonably requires in order to:
(i)	canvas approval of the Scheme Resolution by CCV Shareholders;

(ii)	facilitate the provision of the Scheme Consideration, including details of the Register (including any CHESS sub-register and issuer sponsored sub-register) on the Scheme Record Date, and details of any elections made by Scheme Shareholders under clause 3.4(b) of the Scheme; or

(iii)	determine whether any Scheme Shareholders have engaged in shareholding splitting or division as described in clause 3.5(c) of the Scheme, other than information that CCV’s share registry is prohibited from providing by law or by the operating rules of any financial market or clearing and settlement facility;
(q)	if the Scheme Resolution is not passed by reason only of the non-satisfaction of the Headcount Test and either EZCORP or CCV considers, acting reasonably, that Share Splitting or some abusive or improper conduct may have caused or contributed to the Headcount Test not having been satisfied, apply for an order of the Court contemplated by section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test;

(r)	if the Scheme Resolution is passed by the requisite majorities of CCV Shareholders (as may be modified by the Court in accordance with section 411(4)(a)(ii)(A) of the Corporations Act), promptly apply to the Court for an order approving the Scheme as approved by CCV Shareholders at the Scheme Meeting;

(s)	provide to the Court on the Second Court Date a certificate in relation to the satisfaction of the Conditions contemplated by the terms of the Scheme, in accordance with clause 3.10;

(t)	if the Court approves the Scheme in accordance with sections 411(4)(b) and 411(6) of the Corporations Act:
(i)	promptly lodge with ASIC an office copy of the order approving the Scheme in accordance with section 411(10) of the Corporations Act;

(ii)	close the Register as at the Scheme Record Date to determine the identity of the Scheme Shareholders and their entitlements to the Scheme Consideration;

(iii)	subject to EZCORP satisfying its obligations under clauses 4.2(a) and 5.3, on the Implementation Date, effect transfer of the Scheme Shares to EZCORP in accordance with the Scheme; and

(iv)	do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court; and
(u)	use its reasonable endeavours to ensure that the CCV Shares continue to be quoted (even if suspended from trading) on ASX.

5.3	EZCORP’s specific obligations

Without limiting clause 5.1, EZCORP must:
(a)	prepare and provide to CCV for inclusion in the Scheme Booklet all information relating to:
(i)	EZCORP;

(ii)	the arrangements EZCORP has in place to fund the Scheme Consideration;

(iii)	EZCORP’s intentions in relation to the assets, business and employees of CCV if the Scheme is approved and implemented; and

(iv)	the Americas JV and the Global JV,
required under the Corporations Act and all other applicable laws, RG 60 and the ASX Listing Rules to be included in the Scheme Booklet (the EZCORP Information);
(b)	provide to CCV drafts of the EZCORP Information in a timely manner, provide CCV with a reasonable opportunity to review those drafts and consider in good faith the reasonable comments of CCV and its Representatives when preparing revised drafts of that information;

(c)	subject to the Independent Expert entering into arrangements reasonably required by EZCORP, provide any assistance and information reasonably requested by CCV or by the Independent Expert in connection with the preparation of the Independent Expert’s Report;

(d)	as soon as practicable after receipt of any draft of the Scheme Booklet from CCV review and provide comments on that draft;

(e)	as soon as practicable after:
(i)	receipt from CCV of the advanced draft of the Scheme Book referred to in subclause 5.2(d)(i); and

(ii)	CCV has notified EZCORP in writing that ASIC has completed its review of the Scheme Booklet, confirm to CCV in writing whether or not the EZCORP Information in form and context in which it appears in the Scheme Booklet is accurate and not misleading or deceptive (whether by omission or otherwise);

(f)	before the First Court Date deliver to CCV:
(i)	an executed copy of the Deed Poll; and

(ii)	a consent to the inclusion of the EZCORP Information in the Scheme Booklet in the form and context it appears;
(g)	advise CCV if at any time before the Second Court Date, EZCORP becomes aware either:
(i)	of new information which, were it known at the time the Scheme Booklet was prepared should have been included in the EZCORP Information that is included in the Scheme Booklet; or

(ii)	that any part of the EZCORP Information is misleading or deceptive in a material respect (whether by omission or otherwise), together with such additional information as CCV requires to determine whether supplementary disclosure to CCV Shareholders is required;

(h)	provide to the Court on the Second Court Date a certificate in relation to the satisfaction of the Conditions contemplated by the terms of the Scheme, in accordance with clause 3.10;

(i)	if the Scheme becomes Effective, provide or procure the provision of the Scheme Consideration in accordance with clause 4.2(a) and the Deed Poll, and otherwise satisfy its obligations under the Deed Poll; and

(j)	accept a transfer of the Scheme Shares as contemplated by clause 4.2(b).
5.4	Appeal if orders not made

If the Court refuses to make any order sought by CCV under clause 5.2, EZCORP and CCV must consult in good faith as to whether to appeal the Court’s decision and if, in the opinion of independent Senior Counsel, practising in New South Wales or Western Australia in the area of corporate law, obtained by either EZCORP or CCV within 10 Business Days after the Court’s decision, there are reasonable prospects of successfully appealing the Court’s decision:
(a)	CCV must appeal the Court’s decision unless EZCORP and CCV otherwise agree in writing;

(b)	the cost of any such appeal is to be borne by CCV and EZCORP in equal proportions; and

(c)	if any such appeal is made the parties must amend this agreement so that the Long Stop Date is deferred by the number of days between the date on which the Court refused to make the relevant order and the date on which the appeal from that refusal is finally determined, or to such other date as EZCORP and CCV agree in writing.
5.5	Court proceedings

In relation to each Court hearing held or required under this clause 5 to be held in relation to the Scheme (including any appeal under clause 5.4):
(a)	CCV must:
(i)	consult with EZCORP in relation to all documents required to be filed with or presented to the Court (including originating process, affidavits, submissions and draft Court orders) and must consider in good faith comments from EZCORP and its Representatives on those documents;

(ii)	engage appropriate counsel to represent it at the hearing; and

(iii)	consent to the separate representation of EZCORP by counsel and any application by EZCORP for leave of the Court to be represented; and
(b)	EZCORP must engage counsel to represent it at the hearing and though its counsel undertake (if requested by the Court) to do all such things and take all such steps within its power as may be reasonably necessary in order to ensure the fulfilment of its obligations under the Scheme.

5.6	Responsibility statements

The Scheme Booklet must contain responsibility statements, in a form to be agreed between EZCORP and CCV, containing words to the effect that:
(a)	CCV has provided, and is responsible for, the CCV Information in the Scheme Booklet, and that none of EZCORP and its directors, officers and employees assumes any responsibility for the accuracy or completeness of the CCV Information (other than the Nominee Directors who shall have the same level of responsibility as the other directors of CCV in relation to CCV Information that does not relate to the recommendation of the Independent Directors or the reasons for their recommendation);

(b)	EZCORP has provided, and is responsible for, the EZCORP Information, and that none of CCV and its directors, officers and employees assumes any responsibility for the accuracy or completeness of the EZCORP Information (other than the Nominee Directors who, as directors of EZCORP, will have the same level of responsibility as the other directors of EZCORP); and

(c)	the Independent Expert has provided and is responsible for the Independent Expert’s Report, and that none of EZCORP, CCV and their respective directors, officers and employees assumes any responsibility for the accuracy or completeness of the Independent Expert’s Report.
5.7	Board changes
(a)	On the Implementation Date, CCV must, subject to receiving consents to appointment as director from the relevant persons, take all actions necessary to cause the CCV Board to be comprised of the following members:
(i)	Sterling B. Brinkley, Paul E. Rothamel, Mark Kuchenrither and Stephen A. Stamp (or if any of them are for any reason unwilling or unable to be appointed as a member of the CCV Board, another person nominated in writing by EZCORP);

(ii)	Peter Cumins;

(iii)	Reginald Webb (who shall continue to serve as Non-Executive Chairman); and

(iv)	John Yeudall.
(b)	On or before the Implementation Date, CCV must use its best endeavours to ensure that, unless otherwise agreed by EZCORP in writing, each member of the CCV Board (other than the Directors appointed in accordance with clauses 5.7(a) above) resigns from the CCV Board effective as of the Implementation Date and acknowledges that the director has no claim against the CCV Group other than for accrued directors fees and expenses.

(c)	On or before the Implementation Date, EZCORP must take all action necessary to procure the resignation of the Nominee Directors from the CCV Board so that the CCV Board can be constituted in accordance with clause 5.7(a) above.

6.	RECOMMENDATION OF SCHEME

6.1	Public announcement

On the date of this agreement, CCV will issue an announcement in the form agreed by the parties prior to signing this agreement. The announcement will state that each Independent Director intends to recommend that CCV Shareholders vote in favour of the Scheme Resolution and the General Meeting Resolution in the absence of a Superior Proposal and subject to the Independent Expert’s Report concluding that the Scheme is in the best interests of CCV Shareholders.

6.2	Recommendation by Independent Directors

Subject to clause 6.3, CCV undertakes to EZCORP to ensure that the Independent Directors:
(a)	will unanimously recommend in the Scheme Booklet that CCV Shareholders vote in favour of the Scheme Resolution and the General Meeting Resolution in the absence of a Superior Proposal;

(b)	will give reasons for that recommendation in the Scheme Booklet;

(c)	will not change or withdraw that recommendation and will not make any public statement which would suggest that the Scheme is no longer recommended; and

(d)	make a statement in the Scheme Booklet that they intend to vote in favour of the Scheme Resolution and the General Meeting Resolution all CCV Shares in which they have a relevant interest and over which they has the power to control voting, in the absence of a Superior Proposal.
6.3	Change to recommendation

The obligations of CCV under clause 6.2 cease to apply if:
(a)	the Independent Expert’s Report concludes that the Scheme is not in the best interests of CCV Shareholders; or

(b)	the Independent Directors, after having first obtained advice from CCV’s legal advisers and, if appropriate, CCV’s financial advisers, determine that a Competing Proposal constitutes a Superior Proposal.
7.	EXCLUSIVITY

7.1	No-shop restriction

During the Exclusivity Period CCV must ensure that neither it nor any of its Representatives directly or indirectly initiates, solicits or encourages any enquiries, negotiations or discussions, or communicates any intention to do any of these things, with a view to a Competing Proposal, or which would reasonably be expected to lead to a Competing Proposal.

7.2	No-talk restriction

Subject to clause 7.6, during the Exclusivity Period CCV must ensure that neither it nor any of its Representatives directly or indirectly enters into, continues or participates in negotiations or discussions in relation to a Competing Proposal, or which would reasonably be expected to lead to a Competing Proposal, even if:

(a)	the Competing Proposal was not directly or indirectly initiated, solicited, facilitated or encouraged by CCV or any of its Representatives; or

(b)	that person has publicly announced its Competing Proposal.
7.3	No due diligence
(a)	Without limiting clause 7.2 but subject to clause 7.6, during the Exclusivity Period CCV must ensure that neither it nor any of its Representatives:
(i)	directly or indirectly solicits, facilitates or encourages any party (other than EZCORP or its Representatives) to undertake a due diligence investigation on any member of the CCV Group; or

(ii)	makes available to any person (other than EZCORP or its Representatives) or permits any such person to receive any non-public information relating to any member of the CCV Group, in connection with such person formulating, developing, finalising or assisting in the formulation, development or finalisation of a Competing Proposal.

(b)	This clause 7.3 does not prevent CCV providing information to the ASX or CCV’s auditors and advisers acting in that capacity in the ordinary course of business (and not to undertake the activities referred to in clause 7.5(a)) or in order to implement the Scheme.
7.4	Notification

Subject to clause 7.6, during the Exclusivity Period CCV must immediately inform EZCORP if CCV or any of its Representatives is approached by any person to discuss or engage in any activity that would breach the obligations of CCV under any of clauses 7.1, 7.2 and 7.3 (or would do so if it were not for clause 7.6) and must as soon as reasonably practicable provide in writing to EZCORP details of the Competing Proposal sought to be discussed by the person making the approach or in relation to which the person making the approach wishes to engage in such activity, but not the identity of the person making the approach.

7.5	EZCORP’s right to respond
(a)	If CCV receives a Competing Proposal and, as a result, any Independent Director proposes to change or withdraw their statement that they consider the Scheme to be in the best interests of CCV Shareholders:
(i)	CCV Group must not, until the expiration of 3 Business Days following the receipt of a notice under clause 7.4 by EZCORP, enter into any legally binding agreement with respect to the Competing Proposal or otherwise progress the Competing Proposal including by permitting the bidder to undertake due diligence investigations on the CCV Group (except where permitted pursuant to clause 7.6); and

(ii)	EZCORP will have the right, but not the obligation, at any time until the expiration of 3 Business Days following receipt of that notice from CCV, to offer to amend the terms of the Scheme or the Joint Venture Agreements, or propose any other transaction (each an EZCORP Counterproposal), and if EZCORP does so, the Independent Directors must review the EZCORP Counterproposal in good faith to determine whether it is more favourable to CCV Shareholders than the Competing Proposal.
(b)	If the Independent Directors determine in good faith that the EZCORP Counterproposal is more favourable to CCV Shareholders than the Competing Proposal, then:
(i)	if the EZCORP Counterproposal contemplates an amendment to the Scheme or the Joint Venture Agreements, the parties must enter into an agreement amending this agreement and reflecting the EZCORP Counterproposal;

(ii)	if the EZCORP Counterproposal contemplates any other transaction, CCV must make an announcement to ASX as soon as reasonably practicable which states that the Independent Directors recommend the EZCORP Counterproposal, and the parties must pursue implementation of the EZCORP Counterproposal in good faith; and

(iii)	CCV must not, and must procure that the Independent Directors do not publicly state that they intend to recommend, or enter into an agreement, commitment, arrangement or undertaking relating to that Competing Proposal.
(c)	For the purpose of this clause 7.5, each successive material modification of any Competing Proposal (including any change to price) will be deemed to constitute a new Competing Proposal and the provisions of clauses 7.4 and 7.5 will apply to each such new modified proposal.
7.6	Exceptions

The restrictions in clauses 7.2 and 7.3 and the notification obligations in clause 7.4 do not apply in respect of a bona fide Competing Proposal if the Independent Directors, after having first obtained advice from CCV’s legal advisers and, if appropriate, CCV’s financial advisers, have determined, in good faith that:
(a)	the Competing Proposal in respect of which those restrictions and notification obligations would otherwise apply is a Superior Proposal, or may reasonably be expected to lead to a Superior Proposal; and

(b)	failing to respond to such Competing Proposal or providing the notification referred to in clause 7.4 (as applicable) would be likely to constitute a breach of the fiduciary or statutory duties of members of the CCV Board.
8.	OTHER OBLIGATIONS DURING EXCLUSIVITY PERIOD

8.1	Access and information

During the Exclusivity Period and subject to the Protocol, CCV must procure that EZCORP and its Representatives are given reasonable access to the properties, books and records and management of the CCV Group for the purposes of:
(a)	implementing the Transaction;

(b)	implementing the Americas JV and the Global JV;

(c)	providing information to EZCORP’s financiers; and

(d)	any other purpose agreed between EZCORP and CCV,
unless the provision of such access is prohibited by law or any confidentiality obligations owed to third parties.

8.2	Access to board papers and CCV directors

Without limiting clause 8.1, during the Exclusivity Period and subject to the Protocol, CCV must provide EZCORP with copies of the papers provided to the CCV Board and monthly management accounts for CCV and members of the CCV Group within 3 Business Days after they are provided to CCV Board members unless the Independent Directors form the view that to do so would not be in the best interests of CCV or would not be appropriate given the negotiations taking place in respect of the Americas JV and the Global JV.

8.3	Conduct of business

During the Exclusivity Period, CCV must procure that each member of the CCV Group carries on its businesses in the ordinary and usual course and in substantially the same manner as conducted at the date of this agreement and must use its best endeavours to procure that:
(a)	no CCV Prescribed Occurrence occurs between the date of this agreement and 8:00 am on the Second Court Date;

(b)	each member of the CCV Group:
(i)	preserves its relationships with all Authorities, customers, suppliers, licensors, franchisees, licensees, joint venturers and others with whom they have business dealings;

(ii)	preserves intact its current business organisation and maintains its assets in good working order;

(iii)	keeps available the services of its key employees and procures that those key employees continue to conduct the business and affairs of the CCV Group in the ordinary and usual course;

(iv)	does not enter or agree to enter into any unusual or abnormal contract or commitment; and

(v)	does not reduce its insurance coverage or permit any of its insurances to lapse or do anything that would make any policy of insurance void or voidable.
8.4	Exceptions

The obligations of CCV under clause 8.3 do not apply to actions undertaken by any member of the CCV Group:
(a)	which are required to be undertaken pursuant to this agreement or in accordance with existing contractual obligations fairly disclosed in writing by CCV to EZCORP before the date of this agreement; or

(b)	with the prior written consent of EZCORP.

9.	PARTICULAR OBLIGATIONS OF PARTIES

9.1	JV Companies and Joint Venture Agreements
(a)	EZCORP and CCV must take all steps reasonably necessary to form and incorporate the Global JV and the Americas JV (the JVCos),

(b)	The JVCos must be incorporated as soon as practicable following the date of this agreement (but in any event no later than 8:00am on the First Court Date) in jurisdictions to be agreed by EZCORP and CCV.

(c)	Before the Scheme Meeting, EZCORP and CCV must:
(i)	execute, and must procure that the JVCos execute, the Joint Venture Agreements (which are conditional on implementation of the Scheme); and

(ii)	do things all things necessary, and must procure that the JVCos do all things necessary, to amend the constitutions of the JVCos so that they are consistent with the Joint Venture Agreements.
9.2	Board composition

EZCORP agrees to take all reasonable steps to ensure that, with effect from the Implementation Date and for so long as greater than 10% of the outstanding CCV Shares are held by persons other than members of the EZCORP Group, at least two members of the CCV Board will be independent of EZCORP and CCV. The initial directors serving in this capacity will be Reginald Webb (serving as Non-Executive Chairman) and John Yeudall.

10.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1	CCV representations and warranties

CCV represents and warrants to EZCORP (in its own right and as trustee for the EZCORP Indemnified Parties (other than the Nominee Directors solely in their capacity as a director of CCV)) that each of the statements set out in Schedule 1 is true, accurate and not misleading.

10.2	CCV undertakings

CCV undertakes to EZCORP (in its own right and as trustee for the EZCORP Indemnified Parties (other than the Nominee Directors solely in their capacity as a director of CCV)) that:
(a)	the CCV Information:
(i)	will be prepared in good faith and on the understanding that each of the EZCORP Indemnified Parties will rely on that information for the purposes of considering and approving the EZCORP Information in the Scheme Booklet;

(ii)	will comply with the Corporations Act and all other applicable laws, RG 60 and the ASX Listing Rules; and

(iii)	in the form and context in which it appears in the Scheme Booklet will be true and correct in all material respects and will not be misleading or deceptive in any material respect (whether by omission or otherwise) as at the date the Scheme Booklet is sent to CCV Shareholders;

(b)	it will provide to CCV Shareholders and EZCORP all new information of which it becomes aware after the Scheme Booklet has been sent to CCV Shareholders and before the date of the Scheme Meeting which is necessary to ensure that the CCV Information, in the form and context in which it appears in the version of the Scheme Booklet sent to CCV Shareholders, is not misleading or deceptive in any material respect (whether by omission or otherwise); and

(c)	all information provided by or on behalf of CCV to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s report for inclusion in the Scheme Booklet, will be true and correct in all material respects and will not be misleading or deceptive in any material respect (whether by omission or otherwise).
10.3	Indemnity by CCV

Without prejudice to any other remedy available to any EZCORP Indemnified Party or the ability of any EZCORP Indemnified Party to claim damages on any other basis that is available to it, CCV agrees with EZCORP (in its own right and as trustee for the EZCORP Indemnified Parties (other than the Nominee Directors solely in their capacity as a director of CCV)) to indemnify and keep indemnified the EZCORP Indemnified Parties from and against, and must pay to EZCORP on demand an amount equal to, all losses, damages, costs, expenses, charges, penalties and other liabilities directly or indirectly incurred or suffered by the EZCORP Indemnified Parties arising out of or in connection with:
(a)	any matter or circumstance that results in any of the representations or warranties in clause 10.1 being untrue, inaccurate or misleading; or

(b)	any breach of the undertakings in clause 10.2.
10.4	EZCORP warranties

EZCORP represents and warrants to CCV (in its own right and as trustee for the CCV Indemnified Parties) that each of the following statements is true, accurate and not misleading:
(a)	it is a corporation validly existing under the laws of its place of incorporation;

(b)	it has the power to execute and deliver and to perform its obligations under this agreement, and has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this agreement are legal, valid and binding obligations enforceable in accordance with their terms;

(d)	the execution and delivery by it of this agreement does not and will not conflict with or constitute a default under any provision of:
(i)	any material agreement or instrument to which it is a party;
(ii)	its constitution; or
(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound;
(e)	it is not insolvent; and

(f)	has a reasonable basis to expect that it will have funding in place to pay the Scheme Consideration in accordance with clause 4.2(a) and the Deed Poll.
10.5	EZCORP undertakings

EZCORP undertakes to CCV (in its own right and as trustee for the CCV Indemnified Parties) that:
(a)	the EZCORP Information:
(i)	will be prepared in good faith and on the understanding that each of the CCV Indemnified Parties will rely on that information to prepare the Scheme Booklet and to propose and implement the Scheme in accordance with the Corporations Act;

(ii)	will comply with the Corporations Act and all other applicable laws, RG 60 and the ASX Listing Rules;

(iii)	in the form and context in which it appears in the Scheme Booklet will be true and correct in all material respects and will not be misleading or deceptive in any material respect (whether by omission or otherwise) as at the date the Scheme Booklet is sent to CCV Shareholders; and
(b)	it will provide to CCV all new information of which it becomes aware after the Scheme Booklet has been sent to CCV Shareholders and before the date of the Scheme Meeting which is necessary to ensure that the EZCORP Information, in the form and context in which that information appears in the version of the Scheme Booklet sent to CCV Shareholders, is not misleading or deceptive in any material respect (whether by omission or otherwise); and

(c)	all information provided by or on behalf of EZCORP to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s Report for inclusion in the Scheme Booklet, will be true and correct in all material respects and will not be misleading or deceptive in any material respect (whether by omission or otherwise).
10.6	Indemnity by EZCORP

Without prejudice to any other remedy available to any CCV Indemnified Party or the ability of any CCV Indemnified Party to claim damages on any other basis that is available to it, EZCORP agrees with CCV (in its own right and as trustee for the CCV Indemnified Parties) to indemnify and keep indemnified the CCV Indemnified Parties from and against, and to pay to CCV on demand an amount equal to, all losses, damages, costs, expenses, charges, penalties and other liabilities directly or indirectly incurred or suffered by the CCV Indemnified Parties arising out of or in connection with:
(a)	any matter or circumstance that results in any of the representations or warranties in clause 10.4 being untrue, inaccurate or misleading; or

(b)	any breach of the undertakings in clause 10.5.
10.7	Timing of representations and warranties

Each of the representations and warranties in clauses 10.1 and 10.4 is given:
(a)	as at the date of this agreement and as at 8:00 am on the Second Court Date; or

(b)	if the representation or warranty is expressly stated to be given at a different time, at the time the representation or warranty is expressed to be given.
10.8	Notice

If EZCORP or CCV becomes aware of a matter or circumstance which results in or is likely to result in any of the representations or warranties given by that party in this clause 8 being untrue, inaccurate or misleading or a breach of any undertaking given by that party in this clause 8, it must give notice to the other specifying that matter or circumstance in reasonable detail as soon as practicable. The obligation of EZCORP or CCV to give notice as contemplated by this clause 10.8 in relation to any matter or circumstance does not, for the avoidance of doubt, prevent the other party from making any claim arising from that matter or circumstance.
11.	TERMINATION

11.1	Material breach

Without prejudice to clause 3.8, either EZCORP or CCV (the Terminating Party) may terminate this agreement at any time before the start of the Court hearing on the Second Court Date by giving written notice to the other if:
(a)	the other is in material breach of any obligation under this agreement (including the undertakings in clause 10) or any representation or warranty given by the other under this agreement is or will at 8:00 am on the Second Court Date be untrue, inaccurate or misleading in any material respect other than as a result of a breach of this agreement by the Terminating Party;

(b)	the Terminating Party has given notice to the other of its intention to terminate this agreement under this clause 11.1 and setting out the details of the matters or circumstances giving rise to the termination right; and

(c)	in the case of a material breach of any obligation under this agreement which is capable of remedy, that breach has not been remedied to the satisfaction of the Terminating Party within the period starting on the date of that notice and ending on the earlier of:
(i)	10 Business Days after that date; and

(ii)	8:00 am on the Second Court Date.
11.2	Recommendation and Independent Expert’s Report
(a)	EZCORP may terminate this agreement at any time before the start of the Court hearing on the Second Court Date by giving written notice to CCV if:
(i)	CCV is in breach of its obligations under clause 6.1 or clause 6.2; or

(ii)	any Independent Director fails to make the recommendation referred to in clause 6.2 or changes or withdraws that recommendation once made or makes a public statement to the effect that they no longer support the Scheme Resolution and the General Meeting Resolution, that is inconsistent with their support of the Scheme Resolution and the General Meeting Resolution, or that they support a Competing Proposal; or

(iii)	the Independent Expert’s Report (as may be amended or updated from time to time) concludes that the Scheme is not in the best interests of CCV Shareholders.
(b)	CCV may terminate this agreement at any time before the start of the Court hearing on the Second Court Date by giving written notice to EZCORP if:
(i)	in the circumstances described in clause 6.3, any of the Independent Directors do not make the recommendation referred to in clause 6.2 or change or withdraw their recommendation once made; or

(ii)	the Independent Expert’s Report (as may be amended or updated from time to time) concludes that the Scheme is not in the best interests of CCV Shareholders.
11.3	Other termination events

Either EZCORP or CCV may terminate this agreement at any time before the commencement of the Court hearing on the Second Court Date by giving written notice to the other:
(a)	if the Court fails to make orders in accordance with section 411(1) of the Corporations Act to convene the Scheme Meeting and the parties have complied with clause 5.4, and either all appeals from such failure are unsuccessful or the parties determine not to make such an appeal; or

(b)	if at any time before 8:00 am on the Second Court Date if a Court or Authority has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(c)	if the CCV Shareholders have voted on the Scheme Resolution and have not agreed to the Scheme at the Scheme Meeting by the requisite majorities;

(d)	if the CCV Shareholders have voted on the Scheme Resolution and have not agreed to the General Meeting Resolution by the requisite majorities; and

(e)	in the circumstances set out in, and in accordance with, clause 3.8.
11.4	Effect of termination

If this agreement is terminated under clause 3.8 or this clause 11 then:
(a)	except for this subclause 11.4 and clauses 1, 10, 13, 14, 15, 16, 17, 18 (other than 18.7) and 19 all the provisions of this agreement will lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect will affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this agreement falling due for performance before such lapse and cessation.
12.	RELEASES

12.1	Release of CCV Indemnified Parties

EZCORP waives and releases, and must procure that each member of the EZCORP Group waives and releases, all rights and claims which it may have against any CCV Indemnified Party (other than CCV) in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by that CCV Indemnified Party in good faith in connection with any representation, warranties or undertaking given by CCV in this agreement or the preparation of the CCV Information or the CCV Due Diligence Information. The parties acknowledge that:
(a)	CCV has sought and obtained this waiver as agent for and on behalf of each CCV Indemnified Party and holds the benefit of this clause 12.1 on trust for them; and

(b)	the provisions of this clause 12.1 may be enforced by CCV on behalf of any CCV Indemnified Person and those persons may plead this clause 12.1 in response to any claim made by any member of the EZCORP Group against them.
12.2	Release of EZCORP Indemnified Parties

CCV waives and releases, and must procure that each member of the CCV Group waives and releases, all rights and claims which it may have against any EZCORP Indemnified Party (other than EZCORP, the Nominee Directors solely in their capacity as a director of CCV and where relevant the Nominated Subsidiary) in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by that EZCORP Indemnified Party in good faith in connection with any representation, warranties or undertaking given by EZCORP in this agreement or the preparation of the EZCORP Information. The parties acknowledge that:
(a)	EZCORP has sought and obtained this waiver as agent for and on behalf of each EZCORP Indemnified Party and holds the benefit of this clause 12.2 on trust for them; and

(b)	the provisions of this clause 12.2 may be enforced by EZCORP on behalf of any EZCORP Indemnified Person and those persons may plead this clause 12.2 in response to any claim made by any member of the CCV Group against them.
13.	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1	Agreed form announcements

As soon as reasonably practicable after the execution of this agreement, CCV will issue an announcement in the form agreed with EZCORP, and EZCORP will issue an announcement in the form agreed with CCV.

13.2	Other announcements

Subject to clause 13.3, each party must not make, and must procure that its Representatives do not make, any public announcement concerning the Scheme, or the terms of or the negotiations relating to, this agreement other than the announcements referred to in clause 13.1.

13.3	Permitted announcements

Nothing in clause 13.2 prevents any announcement being made:
(a)	with the written consent of EZCORP and CCV, which must not be unreasonably withheld or delayed; or

(b)	to the extent required by law, any court of competent jurisdiction or any Authority, but if any party is so required to make any announcement, it must promptly notify the other parties, where practicable and lawful to do so, before the announcement is made and must co-operate with the other parties regarding the timing and content of such announcement or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.
13.4	Confidentiality

The parties acknowledge and agree that:
(a)	subject to clause 13.4(b), they continue to be bound by the Confidentiality Agreement; and

(b)	if EZCORP makes a takeover bid under Chapter 6 of the Corporations Act for the CCV Shares at a price per CCV Share no less than the Scheme Consideration, it may disclose the minimum information required to enable it to comply with section 636(1) of the Corporations Act notwithstanding anything contained in this agreement or the Confidentiality Agreement.
13.5	Insider trading

Each party acknowledges that some of the CCV Information, the CCV Due Diligence Information and the EZCORP Information may be “inside information” within the meaning of Part 7.10, Division 3 of the Corporations Act (or equivalent laws in other jurisdictions). Each party agrees that it must not deal, or cause another person to deal, in any shares or other securities of the other party contrary to Part 7.10, Division 3 of the Corporations Act (or equivalent laws in other jurisdictions).

14.	GST

14.1	Definitions

Words and expressions defined in the GST Act have the same meaning in this clause 14.

14.2	Payments exclusive of GST

Unless expressly stated otherwise, all amounts payable under or in connection with this agreement are exclusive of GST. If GST is payable on any supply made under or in connection with this agreement:
(a)	the supplier must promptly issue to the recipient a GST invoice for that supply that complies with the GST Act; and

(b)	the recipient must pay the supplier an additional amount equal to the GST payable on that supply at the same time as the consideration for the supply is to be provided, or, if later, upon issue of the invoice referred to in subclause 14.2(a).
14.3	Adjustments

If any adjustment event occurs in respect of a supply to which clause 14.2 applies:
(a)	the additional amount paid by the recipient under clause 14.2 must be recalculated to reflect the occurrence of that adjustment event;

(b)	the supplier must provide an adjustment note to the recipient within 10 Business Days after the occurrence of that adjustment event; and

(c)	the recipient or the supplier, as the case may be, must pay the other the difference between the additional amount originally paid and the additional amount recalculated under this clause 14.3 within 5 Business Days after the adjustment note is provided to the recipient under subclause 14.3(b)
14.4	Input tax credits

Notwithstanding any other provision of this agreement, if an amount payable under or in connection with this agreement is calculated by reference to any loss, damage, cost, expense, charges or other liability incurred or suffered by a party, then the amount payable must be reduced by the amount of any input tax credit to which that party (or the representative member of any GST group of which that party is a member) is entitled in respect of the acquisition of any supply to which the loss, damage, cost, expense, charge or other liability relates.
15.	NOTICES

15.1	Manner of giving notice

Any notice or other communication to be given under this agreement must be in writing (which includes fax and email) and may be delivered or sent by post, fax or email to the party to be served as follows:
(a)	to CCV at:

Address:	Level 18, 37 St Georges Terrace Perth WA 6000
Fax number:	+618 9221 9011
Email:	Michael.Cooke@iho.cashconverters.com
For the attention of:	Michael Cooke, General Counsel;
(b)	to EZCORP at:

Address:	1901 Capital Parkway, Austin, Texas USA 78746
Fax number:	+1 512 314 3404
Email:	tom_welch@ezcorp.com
For the attention of:	Thomas H Welch Jr., General Counsel;
or at any such other address or fax number or email address notified for this purpose to the other parties under this clause. Any notice or other communication sent by post must be sent by prepaid ordinary post (if the country of destination is the same as the country of origin) or by airmail (if the country of destination is not the same as the country of origin).

15.2	When notice given

Any notice or other communication is deemed to have been given:
(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the third day after it was put into the post (for post within the same country) or on the fifth day after it was put into the post (for post sent from one country to another);

(c)	if sent by fax, at the time shown in the transmission report as being the time at which the whole fax was sent; or

(d)	if sent by e-mail, upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server, but if the notice or other communication would otherwise be taken to be received after 5.00 pm or on a Saturday, Sunday or public holiday in the place of receipt then the notice or communication is taken to be received at 9.00 am on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

15.3	Proof of service

In proving service of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail, or that the fax was properly addressed and transmitted or that the e-mail was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s e-mail system, as the case may be.

15.4	Documents relating to legal proceedings

This clause 15 does not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

16.	PAYMENTS

16.1	Accounts for payments

Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to CCV or EZCORP under this agreement must be made in Australian dollars by transfer of the relevant amount into the relevant account on or before the date on which the payment is due. The relevant account for a given payment will be such account as the payee specifies, not less than 3 Business Days before the date that payment is due, by giving notice to the payor for the purpose of that payment.

16.2	Default interest

If a party defaults in making any payment when due of any sum payable under this agreement, it must pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 3% above the Reference Rate on that sum, which interest accrues from day to day and must be compounded monthly.

16.3	Gross up

If either party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, that party must, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the other party of such additional amount as is required to ensure that the net amount received by that party will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

17.	ENTIRE AGREEMENT

17.1	Entire agreement

This agreement contains the entire agreement between the parties relating to the Scheme, and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions except for the Confidentiality Agreement.

17.2	No reliance

Each party acknowledges that in agreeing to enter into this agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those expressly set out in this agreement) made by or on behalf of any other party before the entering into of this agreement. Each party waives all rights and remedies which, but for this clause 17.2 might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance including all rights and remedies under Part 7.10 of the Corporations Act, Part 2 Division 2 of the Australian Securities and Investments Act 2001(Cth), the Fair Trading Act of any state or territory of Australia or any corresponding or equivalent provision of any legislation having effect in any relevant jurisdiction.

17.3	Termination rights

Except for the express right of termination contained in clauses 3.8 and 11, no party has any right to terminate this agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this agreement in any circumstances.

18.	GENERAL

18.1	Amendments

This agreement may only be amended in writing and where such amendment is signed by all the parties.

18.2	Assignments

None of the rights or obligations of a party under this agreement may be assigned or transferred without the prior written consent of the other party.

18.3	Consents

Except as otherwise expressly provided in this agreement a party may give or withhold its consent to any matter referred to in this agreement in its absolute discretion. A party that gives its consent to any matter referred to in this agreement is not taken to have made any warranty or representation as to any matter or circumstance connected with the subject matter of that consent.

18.4	Costs

Except as otherwise expressly provided in this agreement, each party must pay the costs and expenses incurred by it in connection with the entering into and performing it obligations under this agreement, the Scheme and the Deed Poll.

18.5	Counterparts

This agreement may be executed in counterparts, which taken together must constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

18.6	Exercise and waiver of rights

The rights of each party under this agreement:
(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically,
and delay in exercising or non-exercise of any such right is not a waiver of that right.

18.7	Further assurance

Each party undertakes, at the request, cost and expense of the other party, to sign all documents and to do all other acts, which may be necessary to give full effect to this agreement.

18.8	No merger

Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Implementation) must continue in force after Implementation.

18.9	Severability

The provisions contained in each clause and sub-clause of this agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others is invalid.

18.10	Stamp duties and similar charges

EZCORP must pay any stamp duties and similar charges and any related interest, fees, fines or penalties payable in connection with the Scheme or its implementation, or on the transfer of the Scheme Shares and must indemnify each Scheme Shareholder against all losses damages, costs, expenses, charges, penalties and other liabilities (including legal and other professional fees) directly or indirectly incurred or suffered by the Scheme Shareholder arising out of or in connection with any failure by EZCORP to make such payment.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

This agreement and any non-contractual obligations arising out of or in connection with it is governed by the law applying in Western Australia.

19.2	Jurisdiction

The courts having jurisdiction in Western Australia have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and each party irrevocably submits to the non-exclusive jurisdiction of the courts having jurisdiction in Western Australia.

19.3	Service of process

EZCORP irrevocably appoints Allen & Overy (attention: Aaron Kenavan) of Level 7, Gold Fields House, 1 Alfred Street, Sydney or, after Allen & Overy’s Sydney offices move to Level 25, 85 Castlereagh Street, Sydney, that address, (or such other address that Allen & Overy notifies to CCV in writing) as its agent in Australia for service of process.
THIS AGREEMENT has been executed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1
CCV WARRANTIES
1.	General warranties

1.1	Each member of the CCV Group is a corporation validly existing under the laws of its place of incorporation.

1.2	CCV has the power to execute and deliver and to perform its obligations under this agreement, and has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations.

1.3	CCV’s obligations under this agreement are legal, valid and binding obligations enforceable in accordance with their terms.

1.4	CCV’s execution and delivery of this agreement does not and will not conflict with or constitute a default under any provision of:
(a)	any agreement or instrument to which it is a party;
(b)	its constitution; or
(c)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound.
1.5	Neither CCV nor any other member of the CCV Group is insolvent.
1.6	CCV has filed with ASIC and ASX all documents required to be filed with ASIC or ASX including pursuant to ASX Listing Rule 3.1A (CCV Reporting Documents) and is not relying on the carve-out in ASX Listing Rule 3.1A to withhold any information from public disclosure (other than the Transaction) and the CCV Reporting Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated in it, except to the extent that such statements have been modified or superseded by a later CCV Reporting Document.
1.7	As at the date of this agreement there are:
(a)	379,761,025 CCV Shares on issue;
(b)	10,000,000 performance rights over CCV Shares on issue granted to Mr Peter Cumins pursuant to the CCV EPR Plan, as approved by CCV Shareholders on 30 November 2010;
and there are no other shares or other securities (including equity securities, debt securities or convertible securities) or options or performance rights or other instruments which are convertible into securities in CCV nor has it offered or agreed to issue any such shares, securities, options or performance rights or other instruments to any third party.

1.8	It has terminated all negotiations and discussions (other than with EZCORP and its Representatives) that relate to any Competing Proposal.

1.9	The execution of this agreement by CCV and EZCORP will not effect any waiver or amendment of any standstill agreement or arrangement between CCV and any person other than a member of the EZCORP Group.

1.10	The CCV Due Diligence Information contains all information regarding matters affecting or relating to the CCV Group which is not already in the public domain and the disclosure of which might reasonably be expected to have resulted in EZCORP not entering into this agreement at all or only entering this agreement on materially different terms and conditions.

1.11	All information it or its Representatives have provided to EZCORP or its Representatives (whether as part of the CCV Due Diligence Information or otherwise) is true and correct in all material respects and is not misleading or deceptive in any material respect (whether by omission or otherwise).

1.12	Each Independent Director has informed CCV that he or she intends to vote in favour of the Scheme Resolution and the General Meeting Resolution all CCV Shares in which he or she has a relevant interest and over which he or she has power to control voting in the absence of a superior proposal and subject to the Independent Expert’s Report concluding that the Scheme is in the best interests of CCV shareholders.

2.	Period since Last Accounts Balance Date

2.1	There has not since the Last Accounts Balance Date been:
(a)	any material adverse change to the financial condition of or in the trading operations of the CCV Group from that shown in the Last Accounts; or
(b)	any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the CCV Group.
3.	Joint Venture Contracts, Assets and Intellectual Property Rights

3.1	Every Joint Venture Contract is valid and binding according to its terms and no party to a Joint Venture Contract is in material default under the terms thereof.

3.2	The Joint Venture Assets are:
(a)	legally and beneficially owned by CCV free of Encumbrances (and, in particular, no such assets are the subject of any hire purchase agreements or credit purchase agreement or any agreement for payment of deferred terms); and
(b)	not used by any other person.
3.3	CCV:
(a)	owns all right, title and interest in and to the Joint Venture Intellectual Property Rights; and
(b)	has not assigned or disposed of any right, title or interest in the Joint Venture Intellectual Property Rights.
3.4	The Joint Venture Intellectual Property Rights are:
(a)	not being presently infringed in any material respect, nor are they the subject of any material dispute, litigation or expungement application (whether threatened or otherwise); and
(b)	save as fairly disclosed in writing to EZCORP prior to the date of this agreement, not subject to any licence or authority in favour of any third party and the exercise of them does not infringe in any material way the rights of any other parties.

3.5	The Joint Venture Assets, Joint Venture Intellectual Property and the Joint Venture Contracts together comprise all of the assets other than cash which are owned by CCV and the other members of the CCV Group and which are required to develop a business similar to the CCV business:
(a)	in all geographical areas outside of Australia, the UK, North America and South America; and
(b)	in all geographical areas within North America and South America.
4.	Litigation

No member of the CCV Group is engaged in any material prosecution, litigation or arbitration proceedings (other than debt collection proceedings in the ordinary course of the CCV Group’s business). There are no material prosecution, litigation or arbitration proceedings pending or threatened by or against any member of the CCV Group, nor are there any facts or disputes which might give rise to any such proceedings.

EXECUTION PAGE

EXECUTED by EZCORP, Inc in accordance	)
with its constituent documents and by authority	)
of its directors:	)

Paul E. Rothamel, President, Chief Executive		Thomas H. Welch Jr., Senior Vice President,
Officer and Director		General Counsel and Secretary

/s/ Paul E. Rothamel		/s/ Thomas H. Welch, Jr.

Signature of director		Signature of company secretary/director

EXECUTED by Cash Converters	)
International Limited in accordance with	)	[COMMON SEAL]
section 127 of the Corporations Act 2001 (Cth):	)

Reginald Paul Webb		Derek Ralph Groom

Name of director		Name of company secretary/director

/s/ Reginald Paul Webb		/s/ Derek Ralph Groom

Signature of director		Signature of company secretary/director

ANNEX 1
SCHEME

SCHEME OF ARRANGEMENT
DATED ● 2011
CASH CONVERTERS INTERNATIONAL LIMITED (ACN 069 141 546)
AND
THE HOLDERS OF FULLY PAID ORDINARY SHARES IN THE CAPITAL OF CASH CONVERTERS INTERNATIONAL LIMITED (OTHER THAN THE EXCLUDED SHAREHOLDERS)

THIS SCHEME OF ARRANGEMENT UNDER SECTION 411 OF THE CORPORATIONS ACT 2001 (CTH) is made on ● 2011
BETWEEN:
(1)	Cash Converters International Limited (ACN 069 141 546) of Level 18, 37 St Georges Terrace Perth WA (CCV); and
(2)	each person (other than an Excluded Shareholder) who is registered in the Register as the holder of one or more Scheme Shares as at the Scheme Record Date (Scheme Shareholder).
BACKGROUND:
(A)	CCV is a public company registered in Western Australia and is a company limited by shares.
(B)	As at the date of this Scheme of Arrangement, there were on issue:
(i)	379,761,025 CCV Shares; and

(ii)	10,000,000 performance rights over CCV Shares on issue granted to Mr Peter Cumins pursuant to the CCV Executive Performance Rights Plan approved by CCV Shareholders on 30 November 2010.
(C)	EZCORP, Inc (EZCORP) is a company incorporated in the State of Delaware, USA.
(D)	CCV and EZCORP have entered into the Transaction Implementation Agreement.
(E)	CCV has agreed in the Transaction Implementation Agreement to propose a scheme of arrangement between CCV and the holders of CCV Shares the effect of which will be that the Scheme Shares will be transferred to EZCORP or its Nominated Subsidiary and EZCORP will provide or procure the provision of the Scheme Consideration to Scheme Shareholders.
(F)	EZCORP has executed the Deed Poll under which it has covenanted in favour of Scheme Shareholders to pay or procure the payment of the Scheme Consideration to the Scheme Shareholders and perform certain other obligations under the Transaction Implementation Agreement and the Scheme.
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this document:

ASIC means the Australian Securities and Investments Commission;

ASX Listing Rules means the official listing rules of the ASX;

ASX means ASX Limited or the Australian Securities Exchange, as the context requires;

Business Day means a day on which banks are generally open for business in Perth or Sydney, excluding a Saturday, Sunday or public holiday;

CCV Group means CCV and its Controlled Entities;

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CCV Share means a fully paid ordinary share in the capital of CCV;
CCV Shareholder means a person who is registered in the Register as the holder of one or more CCV Shares from time to time;

CHESS means the Clearing House Electronic Subregister System for the electronic transfer of securities, operated by ASX Settlement and Transfer Corporation Pty Limited (ABN 49 008 504 532);

Controlled Entity means in respect of an entity another entity controlled by it for the purposes of section 50AA of the Corporations Act;

Corporations Act means the Corporations Act 2001 (Cth);

Court means the Supreme Court of Western Australia or such other court of competent jurisdiction under the Corporations Act as EZCORP and CCV agree in writing;

Deed Poll means the deed poll entered into by EZCORP in favour of the Scheme Shareholders dated [●] 2011;

Default Proportion means 30%;

Effective means, when used in relation to the Scheme, the coming into effect pursuant to section 411(10) of the Corporations Act of the order of the Court made under section 411(4)(b) in relation to the Scheme, which will not occur before an office copy of the order of the Court is lodged with ASIC;

Effective Date means the date the Scheme becomes Effective;

Excluded Shares means any CCV Share held by any member of the EZCORP Group, or any other person on behalf of or for the benefit of any member of the EZCORP Group;

Excluded Shareholder means a person who is registered in the Register as the holder of one or more Excluded Shares as at the Scheme Record Date;

EZCORP means EZCORP Inc, a company incorporated in the State of Delaware, USA and having its corporate headquarters in Austin, Texas, USA;

EZCORP Group means EZCORP and its Controlled Entities (other than members of the CCV Group);

Implementation Date means the date which is 5 Business Days after the Scheme Record Date, or such other date as EZCORP and CCV agree in writing;

Long Stop Date means 30 September 2011, or such later date as EZCORP and CCV agree in writing;

Nominated Subsidiary means a direct or indirect wholly-owned subsidiary of EZCORP nominated by EZCORP by written notice to CCV no later than 5 Business Days before the Scheme Booklet is lodged with ASIC;

Register means the register of CCV Shares maintained on behalf of CCV in Australia by Computershare Investor Services Pty Limited ACN 078 279 277 and in the United Kingdom by Computershare Investor Services PLC;

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Scheme Booklet means the explanatory memorandum and accompanying materials to be approved by the Court and sent to CCV Shareholders in advance of the Scheme Meeting;
Scheme Consideration means $0.91 cash in respect of each Scheme Share held by a Scheme Shareholder;
Scheme means this scheme of arrangement subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved by EZCORP and CCV in writing;
Scheme Holding means, in respect of a Scheme Shareholder, the total number of CCV Shares registered in the name of that Scheme Shareholder in the Register as at the Scheme Record Date;
Scheme Meeting means the meeting of CCV Shareholders (other than a holder of Excluded Shares) ordered by the Court to be convened pursuant to section 411(1) of the Corporations Act in respect of the Scheme;
Scheme Proportion means in respect of a Scheme Shareholder either the Default Proportion, or if clause 3.4 applies, the Scheme Proportion calculated in accordance with clause 3.4;
Scheme Record Date means 5:00 pm on the date which is 5 Business Days after the Effective Date;
Scheme Shareholder means a person who is registered in the Register as the holder of CCV Shares (other than Excluded Shares) as at the Scheme Record Date;
Scheme Shares means the total number of CCV Shares to be transferred to EZCORP under the Scheme, being a number of CCV Shares equal to the aggregate of the Scheme Proportion of each Scheme Shareholder’s Scheme Holding;
Second Court Date means the first day on which the application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard;
Subsidiary has the meaning given under the Corporations Act.
Transaction Implementation Agreement means the transaction implementation agreement dated 21 March 2011 between CCV and EZCORP;
Unmarketable Parcel means a number of CCV Shares that is worth less than $500 based on the closing price of CCV Shares on ASX on the Scheme Record Date; and
Unmarketable Parcel Election means a valid election made by a Scheme Shareholder in the form included with the Scheme Booklet, and received by CCV’s Australian registry by 12.00pm on the Scheme Record Date, to retain the balance of their holding of CCV Shares (and not have their Scheme Proportion adjusted to 100%) in the event that the Scheme Shareholder would be left with an Unmarketable Parcel as a result of transferring the Scheme Proportion of its Scheme Holding to EZCORP under the Scheme.
1.2	References to certain other words and terms
In this document:
(a)	any reference, express or implied, to any legislation in any jurisdiction includes:

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(i)	that legislation as amended, extended or applied by or under any other legislation made before or after the date of this document;

(ii)	any legislation which that legislation re-enacts with or without modification; and

(iii)	any subordinate legislation made before or after the date of this document under that legislation, including (where applicable) that legislation as amended, extended or applied as described in subclause 1.2(a)(i), or under any legislation which it re-enacts as described in subclause 1.2(a)(ii);
(b)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated associations of persons;

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	the schedules and annexes form part of this document and, unless otherwise indicated, a reference to a clause, subclause, schedule or annex is a reference to a clause, subclause, schedule or annex of or to this document;

(e)	references to a party to this document include the successors or assigns (immediate or otherwise) of that party;

(f)	a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia; and

(g)	a reference to $, A$ or dollars is to Australian currency.
1.3	Rules of interpretation and construction
In this document:
(a)	singular words include the plural and vice versa;

(b)	a word of any gender includes the corresponding words of any other gender;

(c)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(d)	general words must not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	nothing is to be construed adversely to a party just because that party put forward this document or a part of this document; and

(f)	the headings do not affect interpretation.
1.4	Things required to be done other than on a Business Day
Unless otherwise indicated, if the day on which any act, matter or thing is to be done under this document is a day other than a Business Day, that act, matter or thing must be done on or by the next Business Day.

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2.	CONDITIONS
2.1	Conditions to the Scheme
The Scheme is conditional on and will not come into effect unless and until each of the following conditions is satisfied:
(a)	as at 8:00am on the Second Court Date all the conditions in clause 3.1 of the Transaction Implementation Agreement (other than the condition relating to the approval of the Court set out in clause 3.1(a) of the Transaction Implementation Agreement) have been satisfied or waived in accordance with the terms of the Transaction Implementation Agreement;

(b)	the Transaction Implementation Agreement and the Deed Poll are not terminated before 8:00am on the Second Court Date; and

(c)	the Court approves this Scheme pursuant to section 411(4)(b) of the Corporations Act with without modification, or with modifications which are acceptable to both EZCORP and CCV.
2.2	Confirmations in relation to conditions
(a)	At the Court hearing on the Second Court Date, each of CCV and EZCORP must provide to the Court a certificate authorised by its respective board and signed by at least one of its respective directors, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not the conditions to this Scheme set out in:
(i)	clause 2.1(a) (other than the condition relating to the approval of the Court set out in clause 3.1(a) of the Transaction Implementation Agreement); and

(ii)	clause 2.1(b),
have been satisfied or waived as at 8:00am on the Second Court Date.
(b)	The certificates provided by CCV and EZCORP under clause 2.2(a) (in the absence of manifest error) constitute conclusive evidence as to whether or not those conditions precedent have been satisfied or waived.
3.	THE SCHEME
3.1	Effect of the Scheme
If the Scheme becomes Effective then:
(a)	subject to EZCORP’s compliance with this clause 3.1 and the Deed Poll, the Scheme Shares (together with all rights and entitlements attaching to them as at the Implementation Date) will be transferred to EZCORP without the need for any further act by any Scheme Shareholder (other than acts performed by CCV as attorney and agent for Scheme Shareholders under clause 8.1) and CCV will enter EZCORP’s name in the Register as the holder of the Scheme Shares;

(b)	the transfer of Scheme Shares will be taken to be effective on the Implementation Date;

(c)	each Scheme Shareholder will be entitled to receive the Scheme Consideration in respect of the Scheme Shares which comprise part of its Scheme Holding; and

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(d)	EZCORP will pay or procure the payment of the Scheme Consideration to the Scheme Shareholders in accordance with the terms of this Scheme.
3.2	Acknowledgment and agreement by Scheme Shareholders
Each Scheme Shareholder:
(a)	acknowledges that the Scheme binds all Scheme Shareholders and agrees to the transfer of the Scheme Proportion of its Scheme Holding to EZCORP in accordance with the Scheme; and

(b)	consents to CCV doing all things and executing all deeds, instruments, transfer or other documents as may be necessary, incidental or expedient to the implementation and performance of the Scheme and CCV, as agent of each Scheme Shareholder, may sub-delegate its functions under this clause 3.2 to any of its directors and officers, severally.
3.3	Long Stop Date
The Scheme will lapse and be of no further force or effect if the Effective Date does not occur on or before the Long Stop Date.
3.4	Rounding, Unmarketable Parcels and share splitting
(a)	If calculating the Scheme Proportion of a Scheme Holding results in a number of CCV Shares that is not a whole number, subject to clause 3.4(c), the Scheme Proportion in respect of that Scheme Holding shall be adjusted so that the number of CCV Shares to be transferred to EZCORP under the Scheme is rounded up to the nearest whole number.

(b)	If a Scheme Shareholder would be left with an Unmarketable Parcel as a result of transferring the Scheme Proportion of its Scheme Holding to EZCORP under the Scheme, subject to clauses 3.4(c) and 3.4(d):
(i)	if the Scheme Shareholder has not made an Unmarketable Parcel Election, the Scheme Shareholder’s Scheme Proportion shall be adjusted to 100% so that EZCORP acquires the balance of the Scheme Holding under the Scheme; and

(ii)	if the Scheme Shareholder has made an Unmarketable Parcel Election, the Scheme Shareholder shall retain the balance of its Scheme Holding as an Unmarketable Parcel of CCV Shares.
(c)	If EZCORP is of the opinion, formed reasonably, that several Scheme Shareholders have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to an adjustment provided for under clause 3.4(a) or 3.4(b), EZCORP may direct CCV to give notice to those Scheme Shareholders:
(i)	setting out the names and registered addresses of all of them;

(ii)	stating that opinion; and

(iii)	attributing to one of them specifically identified in the notice the CCV Shares held by all of them,

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and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of the Scheme, be taken to hold all those CCV Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of the Scheme, be taken to hold no CCV Shares.

(d)	Clause 3.4(b)(i) shall not apply if the application of that clause would result in the total amount payable by EZCORP under the Scheme exceeding $75,000,000.
4.	IMPLEMENTATION OF THE SCHEME
4.1	Lodgement of orders
CCV undertakes to lodge with ASIC an office copy of the Court orders made under section 411(4)(b) of the Corporations Act approving the Scheme as soon as practicable after such orders are made and in any event on the first Business Day after those orders are made.
4.2	Transfer of Scheme Shares
On the Implementation Date, in consideration of and subject to the payment by EZCORP of the Scheme Consideration in accordance with clause 4.3:
(a)	CCV will deliver to EZCORP duly completed and executed share transfer forms (or a duly completed and executed master share transfer form) to transfer all the Scheme Shares to EZCORP;

(b)	EZCORP will execute the share transfer forms (or master share transfer form), attend to the stamping of the share transfer forms (or master share transfer form) if required and deliver the share transfer forms (or master share transfer form) to CCV for registration; and

(c)	as soon as practicable after receipt of the share transfer forms (or master share transfer form) in accordance with subclause 4.2(b), but in any event, on the Implementation Date, subject to payment of any stamp duty payable under Australian law on the transfer of the Scheme Shares (if any), CCV will procure that EZCORP’s name is entered in the Register as the holder of all the Scheme Shares.
4.3	Provision of Scheme Consideration
The obligation of EZCORP to pay or procure the payment of the Scheme Consideration to Scheme Shareholders will be satisfied as follows:
(a)	before 5:00pm on the Business Day before the Implementation Date EZCORP will deposit (and CCV must procure EZCORP to deposit) in cleared funds into an account established by or on behalf of CCV the amount equal to the Scheme Consideration multiplied by the number of Scheme Shares, to be held on trust for Scheme Shareholders and for the purpose of paying the Scheme Consideration to the Scheme Shareholders in accordance with the Scheme;

(b)	on the Implementation Date, subject to EZCORP having complied with subclause 4.3(a), CCV will pay in respect of each Scheme Shareholder from the account referred to in clause 4.3(a) the Scheme Consideration in respect of the Scheme Shares that comprise part of its Scheme Holding. Payments under this clause 4.3(b) must be made by CCV, on the Implementation Date, by sending or procuring the despatch to each Scheme Shareholder by prepaid post to the address of the Scheme Shareholder recorded in the Register as at the

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Scheme Record Date (or in the case of any Scheme Shares held in joint names, to the address of the holder whose name first appears in the Register as at the Scheme Record Date) of a pre-printed cheque for the aggregate amount payable to that Scheme Shareholder in accordance with the Scheme.
Any interest earned on the amount deposited by EZCORP under clause 4.3(a) will be for the account of EZCORP.
4.4	Beneficial entitlement to Scheme Shares
On and from the time of payment of the Scheme Consideration to the Scheme Shareholders in accordance with clause 4.3 on the Implementation Date, EZCORP will be beneficially entitled to the Scheme Shares to be transferred to it under the Scheme pending the entry of EZCORP’s name in the Register as the holder of the Scheme Shares.
5.	DEALINGS IN CCV SHARES
5.1	Recognition of dealings
To establish the identity of the Scheme Shareholders, dealings in Scheme Shares will only be recognised if:
(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as the holder of the relevant Scheme Shares on or before the Scheme Record Date; and

(b)	in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before the Scheme Record Date at the place where the Register is kept.
CCV undertakes to register registrable transmission applications or transfers of Scheme Shares of the kind referred to in clause 5.1(b) by the Scheme Record Date.
5.2	Dealings after Scheme Record Date
(a)	If the Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Scheme Record Date and any such disposal will be void and of no legal effect whatsoever.

(b)	CCV will not accept for registration or recognise for any purpose any transmission application or transfer in respect of Scheme Shares received after the Scheme Record Date, other than a transfer of Scheme Shares to EZCORP pursuant to the Scheme or any subsequent transfer by EZCORP to its successors in title.
5.3	Maintenance of Register
(a)	For the purpose of determining entitlements to the Scheme Consideration, CCV must maintain the Register (including details of Scheme Shareholders and Scheme Shares) in accordance with the provisions of this clause 5 until the Scheme Consideration has been paid to all Scheme Shareholders. The Register in this form will solely determine entitlements to the Scheme Consideration.

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(b)	As soon as possible on or after the Scheme Record Date, and in any event by 5:00pm on the first Business Day after the Scheme Record Date, CCV must make available to EZCORP in the form EZCORP reasonably requires details of the names, registered addresses and holdings of Scheme Shares for each Scheme Shareholder as shown in the Register on the Scheme Record Date.
6.	WARRANTIES
Each Scheme Shareholder is deemed to have warranted to CCV, and appointed, authorised and directed CCV as its attorney and agent to warrant to EZCORP, that:
(a)	the CCV Shares registered in the name of that Scheme Shareholder as at the Scheme Record Date (including all rights and entitlements attaching to them as at the Implementation Date) which are transferred to EZCORP under the Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and from all other restrictions on transfer; and
(b)	that Scheme Shareholder has full power and capacity to sell and transfer the Scheme Proportion of its Scheme Holding (together with all rights and entitlements attaching to those CCV Shares as at the Implementation Date) to EZCORP under the Scheme.
CCV undertakes to each Scheme Shareholder that it will provide such warranty to EZCORP on behalf of the Scheme Shareholder.
7.	APPOINTMENT OF PROXY
(a)	From the time of payment to Scheme Shareholders pursuant to clause 4.3(b) and until EZCORP’s name is entered in the Register as the holder of all of the Scheme Shares, each Scheme Shareholder:
(i)	is deemed to have irrevocably appointed CCV as attorney and agent (and directed CCV in such capacity) to appoint any director or officer of EZCORP as sole proxy and, where applicable, corporate representative, of that Scheme Shareholder to attend shareholders’ meetings of CCV, exercise the votes attaching to the Scheme Shares registered in the name of that Scheme Shareholder and sign shareholders’ resolutions of CCV;

(ii)	undertakes not to exercise the votes attaching to the Scheme Shares registered in the name of that Scheme Shareholder or sign any shareholders’ resolutions of CCV as holder of the Scheme Shares, whether in person, by proxy or corporate representative (other than pursuant to this clause 7);

(iii)	must take all other actions as registered holder of those Scheme Shares as EZCORP reasonably directs; and

(iv)	acknowledges and agrees that in exercising the powers conferred under this clause 7, EZCORP and any director of officer of EZCORP may act in the best interests of EZCORP as the intended registered holder of the Scheme Shares.
(b)	CCV undertakes in favour of each Scheme Shareholder that it will appoint a director or officer of EZCORP as sole proxy and, where applicable, corporate representative, in accordance with clause 7(a)(i).

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8.	GENERAL SCHEME PROVISIONS
8.1	Appointment of attorney
Each Scheme Shareholder, without the need for any further act, irrevocably appoints CCV and each of its directors, officers and secretaries (jointly and severally) as its attorney and agent for the purpose of:
(a)	executing any document necessary or desirable to give effect to the Scheme including without limitation, a proper instrument of transfer of its Scheme Shares for the purposes of section 1071B of the Corporations Act (which may be a master transfer of all the Scheme Shares); and
(b)	enforcing the Deed Poll against EZCORP.
8.2 Consent to amendments
If the Court proposes to approve the Scheme subject to any amendments or conditions, CCV may by its counsel consent on behalf of all persons concerned (including the Scheme Shareholders) to those amendments or conditions to which EZCORP has consented, provided that in no circumstances will CCV be obliged to do so.
8.3	Costs and stamp duties
CCV must pay the costs and expenses of the Scheme, except that EZCORP must pay its own costs and expenses in relation to the Scheme and any stamp duties and similar charges payable under Australian law in connection with the transfer of the Scheme Shares to EZCORP in accordance with the Transaction Implementation Agreement.
8.4	Enforcement of Deed Poll
CCV undertakes in favour of each Scheme Shareholder to enforce the Deed Poll against EZCORP on behalf of and as agent and attorney for the Scheme Shareholders.
8.5	Further action
CCV must, at its own expense on its own behalf and on behalf of each Scheme Shareholder, do all things and execute all documents necessary to give full effect to the Scheme and the transactions contemplated by it and the Scheme Shareholders consent to CCV doing all such things and executing all such documents and doing all other things necessary or incidental to the implementation of the Scheme.
8.6	Notices and other documents sent by post
If a notice, transfer, transmission, application, direction or other communication referred to in the Scheme is sent by post to CCV, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time at which it is actually received at CCV’s registered office.
8.7	CCV and Scheme Shareholders bound
The Scheme binds CCV and all Scheme Shareholders (including Scheme Shareholders who do not attend the Scheme Meeting, do not vote at the Scheme Meeting or vote against the Scheme) and will,

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for all purposes, to the extent of any inconsistencies and to the extent permitted by law, have effect notwithstanding any provision in the constitution of CCV.
9.	GOVERNING LAW AND JURISDICTION
This scheme of arrangement is governed by the law applying in Western Australia. The courts having jurisdiction in Western Australia have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this scheme of arrangement and CCV and each Scheme Shareholder irrevocably submit to the non-exclusive jurisdiction of the courts having jurisdiction in Western Australia.

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ANNEX 2
DEED POLL

DEED POLL
DATED ● 2011
MADE BY
EZCORP, Inc.
IN FAVOUR OF
EACH HOLDER OF FULLY PAID ORDINARY SHARES IN THE CAPITAL OF
CASH CONVERTERS INTERNATIONAL LIMITED (ACN 069 141 546) (OTHER THAN THE
EXCLUDED SHAREHOLDERS)

THIS DEED POLL is made on [●] 2011
BY:
(1)	EZCORP, Inc., a company incorporated in the State of Delaware, USA and having its corporate headquarters in Austin, Texas, USA (EZCORP).
IN FAVOUR OF:
The Scheme Shareholders.
BACKGROUND:
(A)	Cash Converters International Limited (ACN 069 141 546) (CCV) and EZCORP have entered into the Transaction Implementation Agreement.

(B)	CCV has agreed in the Transaction Implementation Agreement to propose a scheme of arrangement between CCV and the holders of fully paid ordinary shares in the capital of CCV, the effect of which will be that all Scheme Shares will be transferred to EZCORP or its Nominated Subsidiary and EZCORP will provide or procure the provision of the Scheme Consideration to the Scheme Shareholders.

(C)	EZCORP is entering into this deed poll in accordance with the terms of the Transaction Implementation Agreement for the purpose of covenanting in favour of Scheme Shareholders to perform certain of EZCORP’s obligations under the Transaction Implementation Agreement and the Scheme.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this deed poll any capitalised words which are not defined in this deed poll have the meaning given in the Scheme:

Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (Corporations Act) between CCV and CCV Shareholders in the form set out in Annex 1 to the Transaction Implementation Agreement (amended, if applicable, in accordance with clause 4.4(c), clause 5.2(m) and/or 5.2(n) of the Transaction Implementation Agreement), subject to any amendments made (or required by the Court under section 411(6) of the Corporations Act) and approved in writing by EZCORP and CCV; and

Transaction Implementation Agreement means the transaction implementation agreement dated 21 March 2011 between CCV and EZCORP.

1.2	References to certain other words and terms

In this deed poll:
(a)	any reference, express or implied, to any legislation in any jurisdiction includes:
(i)	that legislation as amended, extended or applied by or under any other legislation made before or after execution of this deed poll;

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(ii)	any legislation which that legislation re-enacts with or without modification; and

(iii)	any subordinate legislation made before or after execution of this deed poll under that legislation, including (where applicable) that legislation as amended, extended or applied as described in subclause 1.2(a)(i), or under any legislation which it re-enacts as described in subclause 1.2(a)(ii);
(b)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated associations of persons;

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	unless otherwise indicated, a reference to a clause or subclause is a reference to a clause or subclause of this deed poll;

(e)	references to a party to this document include the successors or assigns (immediate or otherwise) of that party;

(f)	a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia; and

(g)	a reference to $, A$ or dollars is to Australian currency.
1.3	Rules of interpretation and construction

In this deed poll:
(a)	singular words include the plural and vice versa;

(b)	a word of any gender includes the corresponding words of any other gender;

(c)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(d)	general words must not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(e)	nothing is to be construed adversely to a party just because that party put forward this deed or a part of this deed; and

(f)	the headings do not affect interpretation.
2.	NATURE OF THIS DEED POLL

2.1	Enforceability

EZCORP acknowledges that:
(a)	this deed poll may be relied upon and enforced by any Scheme Shareholder subject to and in accordance with its terms, even though the Scheme Shareholders are not party to it; and

(b)	under the Scheme each Scheme Shareholder appoints CCV as its agent and attorney to enforce this deed poll against EZCORP.

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2.2	Continuing obligations

This deed poll is irrevocable and, subject to clause 3.1 remains in full force and effect until either:
(a)	EZCORP has fully performed its obligations under it; or

(b)	it is terminated under clause 3.2.
3.	CONDITION AND TERMINATION

3.1	Condition

The obligations of EZCORP under this deed poll (other than under clause 3.3, clause 4.3 and clause 5) do not become binding on EZCORP unless and until the Scheme becomes Effective.

3.2	Termination

Unless EZCORP and CCV agree otherwise in accordance with the Transaction Implementation Agreement, the obligations of EZCORP under this deed poll will automatically terminate if:
(a)	the Transaction Implementation Agreement is terminated in accordance with its terms before the Scheme becomes Effective; or

(b)	the Scheme does not become Effective on or before the Long Stop Date.
3.3	Effect of termination

If this deed poll is terminated under clause 3.2 then:
(a)	except for this clause 3.3, clause 4.3 and clause 5, all the provisions of this deed poll will lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect will affect any accrued rights of the Scheme Shareholders against EZCORP in respect of damages for non-performance of any obligation under this deed poll falling due for performance before such lapse and cessation or for breach of any representation or warranty given under this deed poll before such lapse and cessation.
4.	SCHEME CONSIDERATION

4.1	Payment of Scheme Consideration

Subject to clause 3, in consideration for the transfer to EZCORP or the Nominated Subsidiary (as the case may be) of the Scheme Shares on the Implementation Date EZCORP must pay or procure the payment of the Scheme Consideration to each Scheme Shareholder in respect of the Scheme Shares that comprise part of its Scheme Holding in accordance with clause 4.3 of the Scheme.

4.2	Timing and manner of payment

The obligations of EZCORP under clause 4.1 will be satisfied by EZCORP depositing, before 5:00pm on the Business Day before the Implementation Date, in cleared funds into the following account established by or on behalf of CCV:

Bank:	[●]

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BSB:	[●]
Account number:	[●]
Account name:	[●]
the amount equal to the Scheme Consideration multiplied by the number of Scheme Shares, to be held on trust for Scheme Shareholders and for the purpose of paying the Scheme Consideration to the Scheme Shareholders in accordance with the Scheme.

4.3	Payment of stamp duties and similar charges

In accordance with the terms of the Transaction Implementation Agreement, EZCORP must pay any stamp duties and similar charges and any related interest, fees, fines or penalties payable under Australian law in connection with the Scheme or its implementation, or on the transfer of the Scheme Shares, and must indemnify each Scheme Shareholder against all losses damages, costs, expenses, charges, penalties and other liabilities (including legal and other professional fees) directly or indirectly incurred or suffered by the Scheme Shareholder arising out of or in connection with any failure by EZCORP to make such payment.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties

EZCORP represents and warrants that:
(a)	it is a corporation validly existing under the laws of its place of incorporation;

(b)	it has the power to execute and deliver and to perform its obligations under this deed poll, and has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this deed poll are legal, valid and binding obligations enforceable subject to and in accordance with their terms; and

(d)	the execution and delivery by it of this deed poll do not and will not conflict with or constitute a default under any provision of:
(i)	any agreement or instrument to which it is a party;

(ii)	its constitution; or

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound.
5.2	Acknowledgement

EZCORP acknowledges that each representation and warranty in this clause 5 is severable and survives termination of this deed poll.

6.	NOTICES

6.1	Manner of giving notice

Any notice or other communication to be given under this deed poll must be in writing (which includes fax and e-mail) and may be delivered or sent by post, fax or e-mail as follows:

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EZCORP

Address:	1901 Capital Parkway, Austin, Texas USA 78746
Fax number:	+1 512 314 3404
E-mail:	tom_welch@ezcorp.com
For the attention of:	Thomas H. Welch Jr., General Counsel
Any notice or other communication sent by post must be sent by prepaid ordinary post (if the country of destination is the same as the country of origin) or by airmail (if the country of destination is not the same as the country of origin).

6.2	When notice given

Any notice or other communication is deemed to have been given:
(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the third day after it was put into the post (for post within the same country) or on the fifth day after it was put into the post (for post sent from one country to another);

(c)	if sent by e-mail, upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server; or

(d)	if sent by fax, at the time shown in the transmission report as being the time at which the whole fax was sent, but if the notice or other communication would otherwise be taken to be received after 5:00 pm or on a Saturday, Sunday or public holiday in the place of receipt then the notice or communication is taken to be received at 9:00 am on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

6.3	Proof of service

In proving service of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail, that the fax was properly addressed and transmitted or that the e-mail was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s e-mail system, as the case may be.

7.	GENERAL

7.1	Amendments

A provision of this deed poll may be amended if:
(a)	the amendment is agreed to by CCV, which agreement CCV may give or withhold in its absolute discretion and without reference to or approval by any Scheme Shareholder; and

(b)	the Court indicates that the amendment would not of itself preclude approval of the Scheme, in which event EZCORP will enter into a further deed poll in favour of each Scheme Shareholder giving effect to the amendment.

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7.2	Assignment

The rights and obligations of EZCORP and each Scheme Shareholder under this deed poll are personal. They cannot be assigned, charged or otherwise dealt with at law or in equity. Any purported dealing in contravention of this clause 7.2 is invalid.

7.3	Cumulative rights

The rights, powers and remedies of EZCORP and each Scheme Shareholder under this deed poll are cumulative and do not exclude any other rights, power or remedies provided by law independently of this deed poll.

7.4	Further assurance

EZCORP must, at its own expense, do all things reasonably required of it to give full force and effect to this deed poll.

7.5	Waiver
(a)	EZCORP may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right in respect of the Scheme unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

(b)	Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise of enforcement of an right, power or remedy provided by law or under this document by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other rights, power or remedy provided by law or under this document.
8.	GOVERNING LAW AND JURISDICTION

This deed poll is governed by the law applying in Western Australia. The courts having jurisdiction in Western Australia have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this deed poll and EZCORP irrevocably submits to the non-exclusive jurisdiction of the courts having jurisdiction in Western Australia.

9.	SERVICE OF PROCESS

EZCORP irrevocably appoint Allen & Overy (Attention: Aaron Kenavan) of Level 7 Gold Fields House, 1 Alfred Street, Sydney or, after Allen & Overy’s Sydney offices move to Level 25, 85 Castlereagh Street, Sydney, that address (or such other address specified in an advertisement placed by Allen & Overy in the Australian or Australian Financial Review newspapers) as its agent in Australia for service of process.

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THIS DEED POLL has been executed and delivered on the date stated at the beginning of this deed poll.
SIGNED, SEALED AND DELIVERED by     )
EZCORP, Inc. in accordance with its                 )
constituent documents and by authority of its      )
directors:

Paul E. Rothamel, President, Chief Executive Officer and Director	Thomas H. Welch Jr., Senior Vice President, General Counsel and Secretary

Name of director	Name of company secretary/director

Signature of director	Signature of company secretary/director

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ANNEX 3
INDICATIVE TIMETABLE

Event	Date
Execute Transaction Implementation Agreement and announce transaction	Monday, 21 March 2011

Lodge draft of Scheme Booklet (including Independent Expert’s Report) with ASIC	Friday 29 April

Lodge Scheme Booklet with the Court	Monday 16 May

Deed Poll executed by EZCORP (or where relevant, the Nominated Subsidiary)	Monday 16 May

First Court Date	Tuesday 17 May

Scheme Booklet registered with ASIC and released to ASX	Tuesday 17 May 2011

Despatch Scheme Booklet and notices of Scheme Meeting, and the General Meeting, to CCV Shareholders	Monday 23 May 2011

Scheme Meeting	Wednesday 22 June 2011

General Meeting (to be held immediately after the Scheme Meeting)	Wednesday 22 June 2011

Second Court Date	Friday 24 June 2011

Effective Date	Monday 27 June 2011

Scheme Record Date	Monday 4 July 2011

Implementation Date (also the date on which the Joint Venture Agreements will come into effect)	Monday 11 July 2011